Exhibit 2.1

Calgary, Alberta, May 29, 2014

Madalena Energy Inc.

Suite 200, 707 – 7th Avenue S.W.

Calgary, Alberta T2P 3H6

Attention:	President and CEO

hereinafter referred to as, the “Purchaser”

Ref: Irrevocable Offer N° 001

Dear Sirs,

In accordance with recent negotiations with you, Gran Tierra Petroco Inc., a company existing under the laws of Canada (the “Vendor”), hereby submits this irrevocable offer (the “Offer”) in order to, subject to the terms and conditions set forth under this Offer (including all terms and conditions set forth under Annex I and the exhibits and schedules attached thereto, the “Agreement”) to enter into the Agreement.

This Offer shall be deemed accepted upon to payment to the Escrow Agent of the Deposit, as defined in the Agreement, on the date hereof, and shall otherwise terminate and be of no further force or effect.

If Purchaser were to accept this Offer, pursuant to the immediately preceding paragraph, the rights and obligations under which Vendor and Purchaser will be bound shall be those in the Agreement, which shall constitute the entire agreement between them, relating to the subject matter thereof.

The effectiveness of the Agreement shall be as of the date hereof.

Sincerely,

/s/ Dana Coffield
Gran Tierra Petroco Inc.

Name:	Dana Coffield

Position:	President and Chief Executive Officer

ANNEX I

TERMS AND CONDITIONS OF
SHARE PURCHASE AND SALE OFFER

BETWEEN:

GRAN TIERRA PETROCO INC.

- and -

MADALENA ENERGY INC.

MAY 29, 2014

ANNEX I

TERMS AND CONDITIONS OF

SHARE PURCHASE AND SALE OFFER

Article 1
INTERPRETATION

1.1	Definitions	1
1.2	References and Headings	14
1.3	Currency and Payment Obligations	14
1.4	Singular/Plural; Derivatives	15
1.5	Statutory References	15
1.6	Conflicts	15
1.7	Accounting References	15
1.8	Computation of Time Periods	15
1.9	Knowledge	15
1.10	Exhibits	16

Article 2
SALE AND CONVEYANCE

2.1	Purchase and Sale of Purchased Shares	16
2.2	Share Purchase Price	16
2.3	Payment of Purchase Price	16
2.4	Deposit	17
2.5	Purchase of Entire Interest	17

Article 3
ADDITIONAL COVENANTS AND AGREEMENTS

3.1	Access to Premises and Records	18
3.2	Vendor Conduct of Business Covenants	18
3.3	Purchaser Conduct of Business Covenants.	20
3.4	Equity Financing	21
3.5	Consents and Approvals	22
3.6	Change of Name; Removal of Logos and No Use of Trade-Marks	23
3.7	Access to Information	23
3.8	Peru Guarantees	24
3.9	Stamp Tax	25
3.10	Non-Solicitation	25

Article 4
REPRESENTATIONS AND WARRANTIES of the vendOR

4.1	Representations and Warranties of the Vendor	26
4.2	Standing and Corporate Power of Vendor	26
4.3	No Conflict	26
4.4	Execution and Enforceability	26
4.5	Ownership of Shares	27
4.6	Organization of the Corporation and the Corporation Subsidiaries	27
4.7	Qualification to do Business	27

-i-

(continued)

4.8	Corporate Records	27
4.9	Financial Statements	27
4.10	Absence of Certain Changes or Events	28
4.11	Material Contracts	28
4.12	Guarantees	28
4.13	Outstanding AFEs	29
4.14	Long Term and Derivative Transactions	29
4.15	Banking Information	29
4.16	Regulatory Approvals	29
4.17	Absence of Conflicts	29
4.18	Legal Proceedings	30
4.19	Governmental Authorizations	30
4.20	Compliance with Laws	30
4.21	Purchased Debt Assignment Agreement	31
4.22	Restrictions on Business Activities	31
4.23	Title	32
4.24	Reserves Reports	32
4.25	Operational Matters	32
4.26	Good Oilfield Practices	32
4.27	Environmental Matters	33
4.28	Employment Matters	33
4.29	Employee Plans	34
4.30	Parent Equity Incentive Plan Awards	35
4.31	Insurance	35
4.32	Tax Filings	35
4.33	Taxes Paid	35
4.34	No Corrupt Conduct	35
4.35	U.S. Securities Laws	36
4.36	No Further Representations	36

Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	Representations and Warranties of the Purchaser	37
5.2	Standing and Corporate Power of Purchaser	37
5.3	Reporting Status and Securities Laws Matters	37
5.4	No Conflict	37
5.5	Execution and Enforceability	38
5.6	Organization of the Purchaser and the Purchaser Subsidiaries	38
5.7	Qualification to do Business	38
5.8	Corporate Records	39
5.9	Capitalization	39
5.10	Filings	39
5.11	Financial Statements	39
5.12	Absence of Certain Changes or Events	39
5.13	Material Contracts	40
5.14	Absence of Conflicts	40
5.15	Legal Proceedings	41
5.16	Governmental Authorizations	41
5.17	Compliance with Laws	41

-ii-

(continued)

5.18	Restrictions on Business Activities	41
5.19	Title	42
5.20	Reserves Reports	42
5.21	Operational Matters	42
5.22	Good Oilfield Practices	43
5.23	Environmental Matters	43
5.24	Tax Filings	43
5.25	Taxes Paid	44
5.26	Regulatory Approvals	44
5.27	Funds Available	44
5.28	No Further Representations	44
5.29	No Corrupt Conduct	45
5.30	Equity Financing	45

Article 6
CONDITIONS TO CLOSING

6.1	Mutual Conditions	46
6.2	Purchaser's Conditions	46
6.3	Vendor's Conditions	48
6.4	Satisfaction of Conditions	49

Article 7
Closing

7.1	Place and Time of Closing	49
7.2	Closing Sequence	49

Article 8
CONFIDENTIALITY

8.1	Confidentiality	50

Article 9
LIABILITY AND INDEMNIFICATION

9.1	Survival of Representations and Warranties; Covenants	52
9.2	Vendor's Agreement to Indemnify	52
9.3	Purchaser's Agreement To Indemnify	52
9.4	Indemnification Procedures	53
9.5	Limitations	55
9.6	Sole Remedy	56
9.7	No Merger of Legal Responsibilities	56

Article 10
termination

10.1	Grounds for Termination	56
10.2	Notice and Cure Provisions	57
10.3	Effect of Termination	58

Article 11
NOTICES

11.1	Delivery of Notices	58

-iii-

(continued)

11.2	Notices	59

Article 12
PRIVACY MATTERS

12.1	Disclosed Personal Information	60
12.2	No Unrelated Use	60
12.3	Necessary Disclosure	60
12.4	Applicable Measures	60
12.5	Duty to Keep Confidential	61
12.6	Duty to Notify	61
12.7	Duty to Return or Destroy	61

Article 13
GENERAL

13.1	Governing Law	61
13.2	Commissions, etc.	61
13.3	Counterparts	62
13.4	Successors and Assigns	62
13.5	Supersedes Earlier Agreements	62
13.6	Waiver	62
13.7	Time of the Essence	62
13.8	No Merger	62
13.9	Invalidity of Provisions	63
13.10	Amendments	63
13.11	Expenses	63
13.12	Further Assurances	63
13.13	Survival	63

-iv-

TERMS AND CONDITIONS OF
SHARE PURCHASE AND SALE OFFER

THESE TERMS AND CONDITIONS OF A SHARE PURCHASE AND SALE OFFER offered and accepted as of the 29th day of May, 2014.

BETWEEN:

GRAN TIERRA PETROCO INC., a corporation existing under the laws of Canada

- and -

MADALENA ENERGY INC., a corporation existing under to the laws of Alberta

WHEREAS:

A.	The Vendor directly holds all of the issued and outstanding Purchased Shares.

B.	An Affiliate of the Vendor is the creditor of the Purchased Debt.

C.	The Vendor wishes to sell and convey the Purchased Shares and the Purchased Debt to the Purchaser, and the Purchaser wishes to purchase the Purchased Shares and the Purchased Debt from the Vendor, upon the terms and conditions herein set forth.

D.	Concurrently with the execution and delivery of this Agreement the Purchaser has entered into the Bought Deal Letter with the Lead Underwriter.

NOW THEREFORE for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties covenant and agree with each other as follows:

Article 1
INTERPRETATION

1.1	Definitions

Whenever used in this Agreement, including the recitals and any Schedules hereto, the following words and phrases shall have the following meanings unless the context otherwise requires:

(a)	"Acquisition Proposal" means any inquiry or the making of any proposal or offer to the Vendor or the Parent by any person, or group of persons "acting jointly or in concert" (within the meaning of Multilateral Instrument 62-104 – Takeover Bids and Issuer Bids), other than the Purchaser or any person acting jointly or in concert with the Purchaser, whether or not such proposal or offer is subject to due diligence or other conditions and whether such proposal or offer is made orally or in writing, which constitutes, or may reasonably be expected to lead to (in either case, whether in one transaction or a series of transactions): (i) the acquisition from the Vendors of any of the Purchased Shares or the Purchased Debt; (ii) any acquisition of 20% or more of the Corporation Assets; (iii) an amalgamation, arrangement, merger, business combination, consolidation or similar transaction involving the Corporation Group; or (iv) any take-over bid, issuer bid, exchange offer, recapitalization, liquidation, dissolution or similar transaction involving the Corporation Group, in each case, other than the Debt Reorganization or any inquiry, proposal or transaction made or entered into in connection with the ROFRs.

(b)	"Affiliate" means, in relation to any Person, any other Person that controls, is controlled by or is under common control with the first mentioned Person, and for the purposes of this definition and references in this Agreement to "affiliate", "control" means the possession, directly or indirectly, by such Person of the power to direct or cause the direction of the management and policies of the first mentioned Person, whether through the ownership of voting securities or otherwise.

(c)	"Agreement" means these terms and conditions upon which the Vendor has offered and the Purchaser has accepted to purchase the Purchased Shares and the Purchased Debt, including the Vendor Disclosure Letter, the Purchaser Disclosure Letter and the Exhibits hereto and thereto, and any agreement amending this agreement or any agreement or instrument which is supplemental or ancillary thereof.

(d)	"Agreement Default" means any material misrepresentation or breach of a material warranty made by a Party, or the failure of a Party to perform or observe in any material respect any of the covenants or agreements to be performed by such Party under this Agreement or any agreement or other certificate or instrument delivered in connection herewith.

(e)	"Announcement" has the meaning ascribed thereto in Subsection 8.1(b).

(f)	"Applicable Law" means, in relation to any Person, transaction or event, all applicable provisions of laws, statutes, rules, regulations, official directives, published guidelines, standards, codes of practice (regardless of whether such guidelines, standards and codes of practice have been promulgated by statute or regulation), treaties, ordinances, stock exchange rules and policies, municipal by-laws and orders of and the terms of all Orders by which such Person is bound or which has application to the transaction or event in question.

(g)	"Applicable Securities Laws" means, collectively, the applicable securities laws of each of the provinces of Canada other than Quebec, their respective regulations, rulings, rules, orders and prescribed forms thereunder and the applicable policy statements issued by the securities commissions of each of such provinces.

(h)	"Applicable Privacy Laws" means any and all Applicable Laws relating to privacy and the collection, use and disclosure of Personal Information in all applicable jurisdictions, including the Personal Information Protection and Electronic Documents Act (Canada) and/or any comparable provincial law including the Personal Information Protection Act (Alberta).

(i)	"Argentine Filing" has the meaning ascribed thereto in Subsection 3.5(b)(i).

(j)	"Authorized Authority" means, in relation to any Person, transaction or event, any: (i) national, federal, provincial, state, county, municipal or local governmental body (whether administrative, legislative, executive or otherwise), both domestic and foreign; (ii) agency, authority, ministry, department, board, bureau, commission, instrumentality, regulatory body, professional association, licensing authority, court, central bank, stock exchange, securities commission, or other entity exercising executive, legislative, judicial, taxing, regulatory, administrative or similar powers or functions of or pertaining to government; (iii) court, arbitrator, commission or body exercising judicial, quasi-judicial, administrative or similar functions; and (iv) other body or entity created under the authority of or otherwise subject to the jurisdiction of any of the foregoing, including any stock or other securities exchange, in each case having jurisdiction over such Person, transaction or event.

(k)	"Back-to-Back Guarantee" means a guarantee from the Parent in favour of the Corporation in respect of the Peru Guarantees in the form attached hereto as Exhibit A.

(l)	"Books and Records" means the Financial Records and all other books, records, files and papers of the Corporation and the Corporation Subsidiaries including drawings, engineering information, manuals and data, sales and advertising materials, sales and purchase correspondence, trade association files, research and development records, lists of present and former customers and suppliers, personnel, employment and other records, and the minute and share certificate books of the Corporation and each Corporation Subsidiary and all records, data and information stored electronically, digitally or on computer-related media.

(m)	"Bought Deal Letter" means the bought deal letter entered into by the Purchaser with the Lead Underwriter as lead underwriter and bookrunner on behalf of the Underwriters providing for the issuance of 90,909,091 Subscription Receipts by the Purchaser and the purchase thereof by the Underwriters.

(n)	"Breaching Party" has the meaning ascribed thereto in Subsection 10.2(c).

(o)	"Business" means, in respect of any Person, the business presently and heretofore carried on by such Person as a going concern.

(p)	"Business Day" means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta, Canada and Buenos Aires, Argentina but does not in any event include a Saturday or a Sunday or a statutory holiday under Applicable Law.

(q)	"CCFPOIBT" has the meaning ascribed thereto in Section 4.34(a).

(r)	"CFPCA" has the meaning ascribed thereto in Section 4.34(a).

(s)	"Closing" means the transfer by the Vendor to the Purchaser of the Purchased Shares, the completion of the transactions contemplated by the Purchased Debt Assignment Agreement, and the payment by the Purchaser to the Vendor of the Purchase Price and the completion of all matters incidental thereto which are contemplated by this Agreement.

(t)	"Closing Date" means the first Business Day on or prior to the Outside Date following the completion or waiver of all of the conditions set out in Article 6, or such later date as the Parties may agree to in writing.

(u)	"Closing Interest" means an amount equal to the interest which would have accrued on an amount equal to the Purchase Price from the Effective Date up to the Closing Date, such interest being calculated at the Interest Rate.

(v)	"Conflicted Person" means (i) an Official; (ii) a family member of an Official; (iii) a company or business that is owned or operated by an Official or a family member of an Official; (iv) any person recommended by an Official or a family member of an Official; or (v) a political party.

(w)	"Corporation" means Petrolifera Petroleum Limited, a corporation incorporated pursuant to the federal laws of Canada.

(x)	"Corporation Assets" means all of the Corporation Group's participating interest in the joint venture agreements, UTE agreements (Acuerdosde Uniones Transitorias de Empresas), exploration permits and exploitation concessions described in the list of Corporation Assets attached to the Vendor Disclosure Letter.

(y)	"Corporation Financial Statements" means:

(i)	the audited annual consolidated financial statements of the Corporation Financial Statements Group for the fiscal year ended December 31, 2013 and the auditor's report thereon and the notes thereto; and

(ii)	the reviewed interim financial statements for the Corporation Financial Statements Group for the three months ended March 31, 2014 and the notes thereto;

a true and complete copy of which are attached to the Vendor Disclosure Letter.

(z)	"Corporation Financial Statements Group" means the Corporation Group, Gran Tierra Energy Argentina S.R.L. and Pet-Ja S.A.

(aa)	"Corporation Group" means the Corporation and each of the Corporation Subsidiaries.

(bb)	"Corporation Material Contracts" means any agreement that the Corporation or any Corporation Subsidiary is Party to that: (a) if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Effect; (b) relates directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $5,000,000 in the aggregate; (c) provides that the Corporation or any Corporation Subsidiary is obligated to make or expects to receive payments in excess of $5,000,000 over the remaining term; (d) provides for the establishment, investment in, organization or formation of any joint venture, limited liability company or partnership in which the interest of the Corporation and/or the Corporation Subsidiaries has a fair market value which exceeds $5,000,000; or (e) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $5,000,000.

(cc)	"Corporation Reserves Report" has the meaning ascribed thereto in Section 4.24.

(dd)	"Corporation Subsidiaries" means Petrolifera Petroleum (Holdings) Limited, Petrolifera Petroleum (Americas) Limited and, if the context so requires, includes the Corporation's Argentine branch, Petrolifera Petroleum Limited Sucursal Argentina and the Argentine branch of Petrolifera Petroleum (Americas) Limited, Petrolifera Petroleum (Americas) Limited Sucursal Argentina, and "Corporation Subsidiary" means any one of them.

(ee)	"Corruption Statutes" has the meaning ascribed thereto in Section 4.34(a).

(ff)	"Data Room" means the electronic data room, together with all other due diligence materials, made available by the Vendor or its affiliates to the Purchaser in connection with the transactions contemplated by this Agreement.

(gg)	"Debt Purchase Price" means the aggregate purchase price for the Purchased Debt and shall be an amount equal to the total outstanding principal amount of the Purchased Debt, as of the Time of Closing, in accordance with the terms and conditions of the Purchased Debt Assignment Agreement, the details of which are set out in the Purchased Debt Assignment Agreement.

(hh)	"Debt Reorganization" means the reorganization of certain intercompany loans involving the Corporation Group in accordance with the description thereof provided in the Vendor Disclosure Letter on or prior to the Closing Date.

(ii)	"Decommissioning Liabilities" means any Liability to decommission all or any part of any property of the Corporation Group or any other area that was used in connection with the activities conducted in respect of such properties and any such other Liability as may be required under Applicable Law pertaining to such properties including Liabilities for the clean-up thereof or in respect of any Release.

(jj)	"Deposit" means $1,600,000.

(kk)	"Deposit Interest" has the meaning ascribed thereto in Section 2.4(b).

(ll)	"Disclosed Personal Information" has the meaning ascribed thereto in Section 12.1.

(mm)	"Effective Date" means 24:00 hours, Buenos Aires, Argentina time on April 30, 2014.

(nn)	"Effective Date Working Capital" means $2,536,000.

(oo)	"Environmental Law" means any requirement pursuant to Applicable Law relating to the protection of human health, safety or the environment or to emissions, discharges or Releases of Hazardous Material, into the environment (including structures, ambient air, soil, surface water, ground water, wetlands, land or subsurface strata), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

(pp)	"Environmental Liabilities" means any and all Liabilities under Environmental Laws.

(qq)	"Equity Financing" has the meaning ascribed thereto in Section 5.30.

(rr)	"Equity Financing Expenses" means any expenses incurred by the Corporation Group, the Vendor or their Affiliates in connection with the preparation of the Financing Information, including the fees of the Corporation Group's auditors, the Vendor's reasonable estimate of which is set out in the Vendor Disclosure Letter.

(ss)	"Escrow Agent" means the Vendor's Counsel.

(tt)	"Escrow Agreement" means the deposit escrow agreement between the Vendor, the Purchaser, the vendors under the GTA Agreement and the Escrow Agent, in the form set out in Exhibit D hereto.

(uu)	"Execution Date" means the date of execution of this Agreement.

(vv)	"Expenses" means any and all reasonable expenses incurred in connection with defending any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

(ww)	"FCPA" has the meaning ascribed thereto in Section 4.34(a).

(xx)	"Financing Information" means: (i) the Corporation Financial Statements, and (ii) working papers of the Corporation Group setting out the financial information described in (i) on a non-consolidated basis.

(yy)	"Financial Records" means all books of account and other financial data and information of the Corporation and each Corporation Subsidiary, and includes all such records, data and information stored electronically, digitally or on computer-related media.

(zz)	"GAAP" or "Generally Accepted Accounting Principles", when used in reference to the Corporation Group, the accounting principles generally accepted in the United States of America, and, when used in reference to the Purchaser, means generally accepted accounting principles as set out in the Canadian Institute of Chartered Accountants Handbook – Accounting for an entity that prepares its financial statements in accordance with International Financial Reporting Standards, in each case as such accounting principles are applicable as at the date on which date such calculation is made or required to be made in accordance with generally accepted accounting principles applied on a basis consistent with preceding years.

(aaa)	"GLJ" means GLJ Petroleum Consultants Ltd., independent qualified reserves evaluators.

(bbb)	"GTA Agreement" means the offer to sell the quotas in the share capital of Gran Tierra Energy Argentina S.R.L. and the shares of Pet-Ja S.A., made by Gran Tierra Energy Inc. and Petroleoros Canadienses de Ecuador S.A. and accepted by the Purchaser and Madalena Ventures International Inc. on the date hereof.

(ccc)	"GTEIH" means Gran Tierra Energy International Holdings Ltd., a corporation existing under the laws of the Cayman Islands and an Affiliate of the Vendor.

(ddd)	"Good Oilfield Practices" means good and prudent oil and gas industry practices used under the same or similar circumstances and conditions in the country in which the relevant operations are undertaken.

(eee)	"Governmental Authorization" means with respect to a Person, all licenses, permits, certificates, consents, orders, grants, registrations, recognition orders, exemption relief orders, no-action relief and other authorizations (including in connection with Environmental Laws) from any Authorized Authority necessary in connection with its Business as it is now being or proposed to be conducted.

(fff)	"Hazardous Material" means any chemicals or other materials or substances that are defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances", "pollutants", "contaminants", or words of similar import under any Environmental Law, including petroleum and petroleum products and by-products and radioactive materials (including naturally occurring radioactive materials); and any other chemical, material or substance, the presence of or exposure to which is prohibited, limited or regulated by any Authorized Authority under any Environmental Law.

(ggg)	"including" and "includes" means "including, without limitation" and "includes, without limitation", respectively.

(hhh)	"Interest Rate" means, for any date, the per annum rate of interest equal to LIBOR (being the London Interbank Offered Rate shown on Telerate Screen Page 3750 as the "British Bankers Association Interest Settlement Rate" per annum in respect of U.S. Dollars at 11.00 a.m. London time on such day or if not published on such day, on the most recent preceding day on which published) plus one per cent (1%) calculated on a daily basis on the basis of a three hundred and sixty (360) day year, provided that interest should not be compounded.

(iii)	"Interim Period" has the meaning ascribed thereto in Subsection 3.2(a).

(jjj)	"Lead Underwriter" means Dundee Securities Ltd.

(kkk)	"Legal Proceeding" means any litigation, action, denouncement, proceeding, application, suit, investigation, hearing, inquiry, audit, assessment, reassessment, claim, deemed complaint, grievance, arbitration proceeding or other similar proceeding, civil, administrative or criminal, before or by any Authorized Authority and includes any appeal or review thereof and any application for appeal or review.

(lll)	"Liabilities" shall include, without limitation, any direct or indirect indebtedness, guarantee, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, known or unknown, fixed or unfixed, choate or inchoate, liquidated, unliquidated, secured or unsecured, and shall include any or all liability for Taxes, irrespective of whether such Taxes are then due and payable.

(mmm)	"Lien" means any lien, mortgage, charge, hypothec, pledge, security interest, prior assignment, option, warrant, lease, sublease, right to possession, life estate, encumbrance, claim, right or restriction which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property.

(nnn)	"Losses" means any Liability, claim, damage or Expense.

(ooo)	"Material Effect" means any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances is or would reasonably be expected to be material and adverse to the Business, operations, results of operations, Corporation Assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Corporation Group, taken as a whole, or the Purchaser and the Purchaser Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, state of facts or circumstance resulting from:

(i)	any change affecting the global oil and gas industry as a whole or the Argentine oil and gas industry;

(ii)	any change in currency exchange, interest or inflation rates or commodity, securities or general economic, financial or credit market conditions in Argentina, Canada or elsewhere;

(iii)	changes in the market price of crude oil, natural gas or related hydrocarbons;

(iv)	any change in Applicable Law or GAAP;

(v)	in respect of the Corporation Group, any matter which has been expressly disclosed by the Vendor to the Purchaser, including in this Agreement or the Vendor Disclosure Letter, or that is disclosed in the Public Documents or, in respect of the Purchaser, any matter which has been expressly disclosed by the Purchaser to the Purchaser, including in this Agreement or the Purchaser Disclosure Letter, or that is disclosed in the Public Documents;

(vi)	the failure of the Corporation Group or the Purchaser to meet any internal or published projections, forecasts or estimates of revenues, earnings, cash flows or production or petroleum substances (it being understood that the causes underlying such failure may be taken into account in determining whether a Material Effect has occurred);

(vii)	any actions taken (or omitted to be taken) by the Corporation or the Corporation Subsidiaries that are consented to by the Purchaser expressly in writing or any actions taken (or omitted to be taken) by the Purchaser or the Purchaser Subsidiaries that are consented to by the Vendor expressly in writing; or

(viii)	the announcement of this Agreement or any action taken by the Corporation, the Corporation Subsidiaries or the Parties that is required pursuant to this Agreement including (i) any steps taken in respect of obtaining the requisite Regulatory Approvals, (ii) any loss or Threatened loss of, or adverse change or Threatened adverse change in, the relationship of the Corporation, any of the Corporation Subsidiaries or the Purchaser with any of its current or prospective employees, customers, distributors, suppliers or partners and (iii) any Legal Proceeding relating to the ROFRs;

provided, however, that (a) with respect to clauses (i) through to and including (iv), such matter does not have a materially disproportionate effect on the business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of the Corporation Group, taken as a whole, or the Purchaser and the Purchaser Subsidiaries, taken as a whole, as applicable, relative to other comparable companies and entities operating in the oil and gas industry in the provinces in Argentina where the Corporation Group operates, in respect of the Corporation Group, or the provinces of Argentina where the Purchaser and the Purchaser Subsidiaries operate or the Province of Alberta, in respect of the Purchaser; and (b) references in certain Sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative for purposes of determining whether a "Material Effect" has occurred.

(ppp)	"McDaniel" means McDaniel & Associates Consultants Ltd., independent qualified reserves evaluators.

(qqq)	"MD Report" has the meaning ascribed thereto in Section 5.20.

(rrr)	"Minute Books" has the meaning ascribed thereto in Subsection 6.2(e).

(sss)	"Official" means a Person that is a candidate for public office or is an employee of or holds an office (including a legislative administrative or judicial office) with any political party, government, state-owned or affiliated Person or entity, or public international organization.

(ttt)	"Ordinary Course of Business" when used in relation to the taking of any action by a Person means that the action:

(i)	is consistent in nature, scope and magnitude with the past practices such Person and is taken in the ordinary course of normal day-to-day operations of such Person;

(ii)	is similar in nature, scope and magnitude to actions taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person; and

(iii)	does not require the authorization of the shareholders of such Person or any other separate or special authorization of any nature.

(uuu)	"Order" means any order, directive, judgment, decree, injunction, decision, ruling, award or writ of any Authorized Authority.

(vvv)	"Outside Date" means June 30, 2014.

(www)	"Parent" means Gran Tierra Energy Inc., a corporation existing under the laws of the State of Nevada.

(xxx)	"Parent Guarantee" means a guarantee by the Parent of the obligations of the Vendor under Article 9 in the form attached hereto as Exhibit B.

(yyy)	"Parties" means the Vendor and the Purchaser and "Party" means one of them.

(zzz)	"Permitted Liens" means those Liens identified as Permitted Liens in the Disclosure Letter.

(aaaa)	"Person" includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a union, an Authorized Authority or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual.

(bbbb)	"Personal Information" means information about an individual transferred to one Party by another in accordance with this Agreement and/or as a condition of the transaction contemplated hereby.

(cccc)	"Peru Guarantees" means the corporate guarantees (garantia corporativa) granted by the Corporation in favour of PeruPetro S.A. in respect of the obligations of Petrolifera Petroleum del Peru S.A.C. under the Contrato de Licencia para la Exploracion y Exlotacion de Hidrocarburos en el Lote 107 and the Contrato de Licencia para la Exploracion y Exlotacion de Hidrocarburos en el Lote 133.

(dddd)	"Proceeding" has the meaning ascribed thereto in Subsection 9.4(b).

(eeee)	"Public Documents" means all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein), in the case of the Vendor or the Corporation Group, filed with the Securities and Exchange Commission of the United States of America on the Electronic Data-Gathering, Analysis, and Retrieval system, and in the case of the Purchaser, filed with the Canadian Securities Administrators on the System for Electronic Document Analysis and Retrieval, to which the public has access.

(ffff)	"Purchase Price" means the aggregate of the Share Purchase Price and the Debt Purchase Price.

(gggg)	"Purchased Debt" means all indebtedness owing by any member of the Corporation Group to the Vendor or its Affiliates as of the Time of Closing. The amount and material terms of the Purchased Debt outstanding as of the Execution Date is set out in the Purchased Debt Assignment Agreement.

(hhhh)	"Purchased Debt Assignment Agreement" means an offer to be made by GTEIH and accepted by the Purchaser with respect to the assignment of the Purchased Debt, substantially in the form set out in Exhibit C.

(iiii)	"Purchased Shares" means all of the Shares that are issued and outstanding on the Closing Date.

(jjjj)	"Purchaser" means Madalena Energy Inc., a corporation existing pursuant to the laws of the Province of Alberta.

(kkkk)	"Purchaser's Bank Account" means the bank account of the in Canada or the United States to be designated in writing by the Purchaser to the Vendor not less than four Business Days prior to the date on which a payment is to be made:

(llll)	"Purchaser's Counsel" means the law firm of Burnet, Duckworth & Palmer LLP.

(mmmm)	"Purchaser Disclosure Letter" means the disclosure letter delivered by the Purchaser to the Vendor contemporaneously with the execution and delivery of this Agreement.

(nnnn)	"Purchaser Filings" means the Purchaser's publicly available filings with the applicable securities regulatory authorities in those jurisdictions in which the Purchaser is a reporting issuer.

(oooo)	"Purchaser Financial Statements" means the audited consolidated annual financial statements of the Purchaser for the fiscal year ended December 31, 2013; and the unaudited consolidated financial statements of the Purchaser for the three months ended March 31, 2014, in each case each as filed on the System for Electronic Document Analysis and Retrieval as of the Execution Date.

(pppp)	"Purchaser Material Contracts" means any contract that the Purchaser or any Purchaser Subsidiary is Party to that: (a) if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a Material Effect; (b) relates directly or indirectly to the guarantee of any liabilities or obligations or to indebtedness for borrowed money in excess of $5,000,000 in the aggregate; (c) provides that the Purchaser or any Purchaser Subsidiary is obligated to make or expects to receive payments in excess of $5,000,000over the remaining term; (d) provides for the establishment, investment in, organization or formation of any joint venture, limited liability company or partnership in which the interest of the Purchaser and/or the Purchaser Subsidiaries has a fair market value which exceeds $5,000,000; or (e) provides for the purchase, sale or exchange of, or option to purchase, sell or exchange, any property or asset where the purchase or sale price or agreed value or fair market value of such property or asset exceeds $5,000,000.

(qqqq)	"Purchaser Reserves Reports" has the meaning ascribed thereto in Section 5.20.

(rrrr)	"Purchaser Subsidiaries" means Madalena Ventures International Holding Company Inc., Madalena Ventures International Inc. and, if the context so requires, includes the Madalena Ventures International Inc.'s Argentine branch, Madalena Austral Sucursal Argentina.

(ssss)	"Regulatory Approval" means the approvals, consents, rulings, authorizations, notices, permits or acknowledgements identified in the Vendor Disclosure Letter as Regulatory Approvals.

(tttt)	"Related Persons" has the meaning ascribed thereto in Subsection 3.2(b)(iv).

(uuuu)	"Release" means any actual or threatened release, spill, effluent, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or any structure.

(vvvv)	"Representative" when used with respect to a Party means each director, officer, employee, agent, consultant, adviser and other representative of that Party who is involved in the transactions contemplated by this Agreement.

(wwww)	"Resignations" has the meaning ascribed thereto in Subsection 6.2(f).

(xxxx)	"ROFRs" shall have the meaning ascribed thereto in the GTA Agreement.

(yyyy)	"RS Report" has the meaning ascribed thereto in Section 5.20.

(zzzz)	"Ryder Scott" means Ryder Scott Company L.P., independent qualified reserves evaluators.

(aaaaa)	"Share" means one common share in the share capital of the Corporation.

(bbbbb)	"Share Certificates" has the meaning ascribed thereto in Subsection 6.2(c).

(ccccc)	"Share Purchase Price" has the meaning ascribed thereto in Section 2.2.

(ddddd)	"Stamp Tax" means any Tax levied on the execution of public or private instruments by any Authorized Authority under Applicable Law.

(eeeee)	"Subscription Receipts" means the subscription receipts to be issued by the Purchaser pursuant to the Bought Deal Letter and the Underwriting Agreement.

(fffff)	"Subsequent Equity Investments" means any additional capital contributions (including any subscriptions for Shares) made by the Vendor or its Affiliates to any member of the Corporation Group between the Effective Date and the Time of Closing for any of the reasons set out in the Vendor Disclosure Letter.

(ggggg)	"Tax Authority" means, with respect to any Tax, the Authorized Authority that imposes such Tax or issues rulings, opinions, instructions and interpretations with respect to the applicability of such Tax, and the agency (if any) charged with the collection of such Tax for such Authorized Authority, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

(hhhhh)	"Tax Benefit" means any Tax benefit, including, without limitation, reimbursements, proceeds of a recovery action and deductions.

(iiiii)	"Taxes" means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments or similar charges in the nature of a tax including pension plan contributions, employment insurance payments and workers' compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties imposed by any Authorized Authority, and whether disputed or not.

(jjjjj)	"Tax Returns" includes all returns, information returns, reports, declarations, designations, elections, agreements, filings forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by the Applicable Laws relating to Taxes.

(kkkkk)	"Terminating Party" has the meaning ascribed thereto in Subsection 10.2(c).

(lllll)	"Termination Notice" has the meaning ascribed thereto in Subsection 10.2(c).

(mmmmm)	"Threatened", when used in relation to a Legal Proceeding or other matter, means that a demand or statement (oral or written) has been made or a notice (oral or written) has been given that a Legal Proceeding or other matter is to be asserted, commenced, taken or otherwise pursued in the future.

(nnnnn)	"Time of Closing" means 10:00 a.m. Calgary time on the Closing Date (or such other time as the Parties may agree) when the Closing is scheduled to occur.

(ooooo)	"Transaction Costs" means the sum of all amounts paid by the Corporation Group between the Effective Date and the Closing Time and obligations to pay incurred prior to the Closing Date and payable at or subsequent to the Closing Time by the Corporation Group that are in the nature of:

(i)	payments to, or obligations to pay, the employees of the Corporation Group that are triggered by or were incurred in connection with the transactions contemplated by this Agreement including any special bonuses, retention bonuses and change of control payments, but excluding, for greater certainty, any amounts payable by the Corporation Group to its employees due to their termination on or following the Closing Date or any compensation (whether salary or bonus) that would otherwise have been payable to such employees in the Ordinary Course of Business; or

(ii)	payments to, or obligations to pay, third party legal, accounting or other professional advisors that were incurred in connection with the transactions contemplated by this Agreement, excluding any Equity Financing Expenses;

the Vendor's reasonable estimate of which is set out in the Vendor Disclosure Letter.

(ppppp)	"Transaction Cost Overage" means any Transaction Costs which, when combined with the Transaction Costs as defined under the GTA Agreement, exceed $500,000.

(qqqqq)	"TSX-V" means the TSX Venture Exchange.

(rrrrr)	"Underwriters" means the Lead Underwriter and the syndicate of underwriters formed pursuant to the Bought Deal Letter.

(sssss)	"Underwriting Agreement" means the underwriting agreement to be entered into by the Vendor pursuant to the Bought Deal Letter.

(ttttt)	"United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

(uuuuu)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

(vvvvv)	"Vendor" means Gran Tierra Petroco Inc., a corporation existing pursuant to the federal laws of Canada.

(wwwww)	"Vendor's Argentine Counsel" means Martelli Abogados S.C.

(xxxxx)	"Vendor's Bank Account" means the bank account of the Vendor, outside of Argentina, to be designated in writing by the Vendor to the Purchaser not less than four Business Days prior to the date on which a payment is to be made:

(yyyyy)	"Vendor's Counsel" means the law firm of Blake, Cassels & Graydon LLP.

(zzzzz)	"Vendor Disclosure Letter" means the disclosure letter delivered by the Vendor to the Purchaser contemporaneously with the execution and delivery of this Agreement.

(aaaaaa)	"Vendor Trade-Marks" means the trade-marks and service marks owned by the Vendor, its affiliates or the Corporation Group containing or consisting of the names "Petrolifera" and "Gran Tierra" and any derivations thereof, and including all registered and unregistered trademarks, trade names, trade mark applications and registrations, trade name registrations, service marks, designs, logos and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including any goodwill associated therewith, and all applications, registrations and renewals in connection therewith associated with the Corporation Group or with Gran Tierra Energy Argentina S.R.L. (the stock of which is the subject matter of the GTA Agreement).

(bbbbbb)	"Work Program and Budget" means the 2014 Work Program and Budget attached to the Vendor Disclosure Letter.

1.2	References and Headings

The references "hereunder", "herein", "hereby" and "hereof" refer to the provisions of this Agreement and references to Articles, Sections, Subsections and Exhibits herein refer to articles, sections, subsections or schedules of this Agreement. The headings of the Articles, Sections, Subsections, Exhibits and any other headings, captions or indices herein are inserted for convenience of reference only and shall not be used in any way in construing or interpreting any provision hereof.

1.3	Currency and Payment Obligations

All dollar amounts referred to in this Agreement are in the lawful currency of the United States of America, unless otherwise indicated herein. All payments contemplated herein shall be by wire transfer to the Vendor's Bank Account or the Purchaser's Bank Account, as applicable, or such other transfer of immediately available funds as may be agreed by the Parties. Except in the case of any payment due on the Closing Date, any payment due on a particular day must be received by and be available to the payee not later than 11:00 a.m. Calgary, Alberta, Canada, time on the due date and any payment made after that time shall be deemed to have been made and received on the next Business Day.

1.4	Singular/Plural; Derivatives

Whenever the singular or masculine or neuter is used in this Agreement, it shall be interpreted as meaning the plural or feminine or body politic or corporate, and vice versa, as the context requires. Where a term is defined herein, a capitalized derivative of such term shall have a corresponding meaning unless the context otherwise requires.

1.5	Statutory References

Any reference to a statute shall include and shall be deemed to be a reference to such statute and to the regulations made pursuant thereto, and all amendments made thereto and in force from time to time, and to any statute or regulation that may be passed which has the effect of supplementing the statute so referred to or the regulations made pursuant thereto.

1.6	Conflicts

If there is any conflict or inconsistency between a provision of the body of this Agreement and that of any Exhibit hereto or any document delivered pursuant to this Agreement, the provision of the body of this Agreement shall prevail.

1.7	Accounting References

Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with Generally Accepted Accounting Principles except where the application of such principles is inconsistent with, or limited by, the terms of this Agreement.

1.8	Computation of Time Periods

Except as expressly set out in this Agreement, the computation of any period of time referred to in this Agreement shall exclude the first day and include the last day of such period. If the time limited for the performance or completion of any matter under this Agreement expires or falls on a day that is not a Business Day, the time so limited shall extend to the next following Business Day. To the extent that interest is calculated for a period ending on a day that is not a Business Day, the last day of such period, for the purposes of calculating interest, shall extend to the next following Business Day.

1.9	Knowledge

Where any representation, warranty or other statement in this Agreement is expressed to be made by a Party to its knowledge or is otherwise expressed to be limited in scope to facts or matters known to the Party or of which the Party is aware, it shall mean such knowledge as is actually known (after reasonable inquiry) to the officers of such Party who have overall responsibility for or knowledge of the matters relevant to such statement.

1.10	Exhibits

The following Exhibits are attached hereto and are made part of this Agreement:

Exhibit A	Back-to-Back Guarantee
Exhibit B	Parent Guarantee
Exhibit C	Purchased Debt Assignment Agreement
Exhibit D	Escrow Agreement

Article 2
SALE AND CONVEYANCE

2.1	Purchase and Sale of Purchased Shares

(a)	Subject to the terms and conditions hereof, at the Time of Closing, the Vendor agrees to sell, assign and transfer to the Purchaser and the Purchaser agrees to purchase and receive from the Vendor, the Vendor's entire right, title and interest in and to the Purchased Shares.

(b)	As between the Parties the sale, assignment and transfer of the right, title and interest in and to the Purchased Shares shall be effective as of the Effective Date, provided Closing occurs. However, possession, control and risk of, and title to, the Purchased Shares shall not pass to the Purchaser until Closing.

2.2	Share Purchase Price

The aggregate purchase price (the "Share Purchase Price") for the Purchased Shares shall be an amount equal to:

(a)	$1,222,812; plus

(b)	the amount of Effective Date Working Capital; plus

(c)	the Closing Interest; plus

(d)	an amount equal to the amount of any Subsequent Equity Investments; plus

(e)	the amount of the Equity Financing Expenses; minus

(f)	the amount, if any, of the Transaction Cost Overage.

2.3	Payment of Purchase Price

The Purchase Price shall be paid by the Purchaser to the Vendor as follows at Closing:

(a)	the Deposit and the Deposit Interest shall be paid in accordance with Section 2.4(b)(i);

(b)	the Purchaser shall pay to the Vendor an amount in cash equal to the aggregate of:

(i)	the Purchase Price; minus

(ii)	the sum of the Deposit and the Deposit Interest.

2.4	Deposit

(a)	Contemporaneous with, and as a condition to, the execution and delivery of this Agreement, the Purchaser shall pay the Deposit to the Escrow Agent.

(b)	The Deposit, together with the interest earned thereon while held by the Escrow Agent prior to the Closing (the "Deposit Interest"), shall be applied in accordance with the following terms and in accordance with the terms and conditions of the Escrow Agreement:

(i)	if the Closing occurs, the Deposit and the Deposit Interest shall be remitted by the Escrow Agent to the Vendor and applied by the Vendor at the Closing in partial satisfaction of Purchaser's obligation to pay the Purchase Price;

(ii)	if this Agreement is terminated due to a written agreement of the Parties pursuant to Subsection 10.1(a), the exercise by the Purchaser of a right to terminate this Agreement specified in Subsections 10.1(b) or 10.1(e) or the exercise by either Party of its right to terminate this Agreement specified in Subsection 10.1(d) or 10.1(i), the Purchaser shall be entitled to the Deposit and Deposit Interest which the Escrow Agent shall remit to the Purchaser in accordance with the terms of the Escrow Agreement; and

(iii)	if this Agreement is terminated due to exercise by the Vendor of a right to terminate this Agreement specified in Subsections 10.1(c), 10.1(f) or 10.1(h) or the exercise by either Party of its right to terminate this Agreement specified in Subsection 10.1(g), the Vendor shall be entitled to the Deposit and the Deposit Interest as liquidated damages and not as a penalty, which the Escrow Agent shall remit to the Vendor in accordance with the terms of the Escrow Agreement, and which forfeiture of the Deposit shall constitute the Vendor's sole remedy in such instance, with no right to claim further damages or other remedies from the Purchaser.

(c)	If this Agreement is terminated prior to the Closing Date, each of the Parties hereby covenant and agree to provide, not later than two Business Days after such termination, a joint written notice to the Escrow Agent confirming the payment of the Deposit and the Deposit Interest in accordance with Subsection 2.4(b), as applicable.

2.5	Purchase of Entire Interest

It is the understanding of the Parties that this Agreement shall provide for the purchase of all of the Purchased Shares, whether the same are owned as at the date hereof or to be acquired after the date hereof pursuant to any Subsequent Equity Investments, and the Vendor therefore covenants and agrees with the Purchaser that if, prior to the Time of Closing, any Person acquires any further Shares or rights to acquire any Shares, in addition to those set forth in this Agreement, then such additional Shares or rights shall be part of the Purchased Shares and shall be subject to the terms of this Agreement, and such Shares shall be delivered or such rights shall be transferred to the Purchaser at the Time of Closing, subject to a corresponding increase in the Purchase Price in accordance with Subsection 2.2(d).

Article 3
ADDITIONAL COVENANTS AND AGREEMEnTS

3.1	Access to Premises and Records

(a)	Up to and including the Closing Date, unless this Agreement is terminated pursuant to the provisions of Article 10, the Purchaser and its Representatives shall have reasonable access, during normal business hours, provided such access does not adversely affect the day to day operations of the Corporation or any of the Corporation Subsidiaries, to the premises, the Corporation Assets and the Books and Records for the purpose of investigating the Corporation Assets and the Business.

(b)	Up to and including the Closing Date, unless this Agreement is terminated pursuant to the provisions of Article 10, the Vendor shall cause management of the Corporation, upon reasonable request, to meet with the Purchaser and its Representatives during normal business hours at the head office of the Corporation to discuss the status of ongoing operations of the Corporation Group.

3.2	Vendor Conduct of Business Covenants

(a)	The Vendor shall cause the Business of the Corporation Group to be carried on in the Ordinary Course of Business from the Execution Date until the earlier of the Closing Date or the termination of this Agreement in accordance with the provisions of Article 10 (the "Interim Period").

(b)	Unless otherwise contemplated herein or approved by the Purchaser in writing, such approval not to be unreasonably withheld or delayed, the Vendor covenants with the Purchaser that during the Interim Period, except pursuant to the Debt Reorganization or any Subsequent Equity Investment, the Vendor shall not permit the Corporation or any of the Corporation Subsidiaries to:

(i)	(A) amend its articles, memorandum or by-laws; (B) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares, property or otherwise) in respect of its outstanding securities; (C) issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities; (D) redeem, purchase or otherwise acquire any of its outstanding securities; (E) split, combine or reclassify any of its securities or reduce the stated capital of the Corporation or any Corporation Subsidiary, as applicable; (F) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation, arrangement or reorganization; or (G) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(ii)	except pursuant to the terms of any agreements set forth in the Vendor Disclosure Letter, directly or indirectly: (A) sell, pledge, dispose of or encumber (including creating any Lien on) any Corporation Assets having an individual value in excess of $200,000 other than production in the Ordinary Course of Business; (B) expend or commit to expend more than $1,000,000 in the aggregate in respect of any capital expenditures that is in excess of the amounts set out in the Work Program and Budget; (C) expend or commit to expend any amounts with respect to any operating expenses in excess of that set out in the Work Program and Budget, other than in the Ordinary Course of Business; (D) acquire (by merger, amalgamation, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division thereof, or make any investment therein either by purchase of shares or securities, contributions of capital or property transfer; (E) acquire any assets with an acquisition cost in excess of $500,000 in the aggregate, except as set out in the Work Program and Budget; (F) incur any indebtedness for borrowed money, or any other liability or obligation or issue any debt securities or assume, guarantee, endorse or otherwise become responsible for, the obligations of any other individual or entity, or make any loans or advances; (G) authorize, recommend or propose any termination release or relinquishment of any Material Contract or other material right; (H) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing Material Contract or material license, lease or other material document; (I) enter into or terminate any hedges, swaps or other financial instruments or like transactions; or (J) authorize or propose any of the foregoing, or enter into or modify any contract, agreement, commitment or arrangement to do any of the foregoing;

(iii)	(A) amend the terms of employment of employees or the terms on which consultants are retained; or (B) enter into or terminate any agreements in respect of the employment of employees or the retention of consultants;

(iv)	make any payments or provide any additional benefits or entitlements to any director, officer, employee, consultant, partner or any shareholder of the Corporation or a Corporation Subsidiary or any affiliate of a shareholder of the Corporation or a Corporation Subsidiary or to any other Person in which a shareholder of the Corporation or a Corporation Subsidiary or any of their respective affiliates owns any equity securities or ownership interests or to any other Person non-arm's length to the Corporation or the Corporation Subsidiaries (collectively, the "Related Persons"), other than the payment of salaries or consulting fees to the Related Persons for services provided in the Ordinary Course of Business;

(v)	incur, assume or otherwise become liable for any debts or charges to any Related Person, other than for bona fide advances or payments made to or for the benefit of the Corporation or the Corporation Subsidiaries by employees or consultants in the Ordinary Course of Business;

(vi)	grant any Related Person an increase in compensation in any form, grant any general salary increase, take any action with respect to the amendment or grant of any severance or termination pay policies or arrangements for any Related Person; or

(vii)	take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the transaction contemplated hereby.

(c)	The Vendor covenants with the Purchaser that during the Interim Period the Vendor shall cause the Corporation and the Corporation Subsidiaries to maintain in force policies of insurance of the Corporation and its Subsidiaries and pay all premiums in respect of such insurance policies that become due after the date hereof.

(d)	The Vendor covenants with the Purchaser that during the Interim Period the Vendor shall provide the Purchaser with prompt notice of any new advances of Purchased Debt or any Subsequent Equity Investments.

(e)	The Vendor covenants with the Purchaser that, during the Interim Period, it shall deliver copies of all daily drilling reports generated by or for the Corporation or the Corporation Subsidiaries within one Business Day of its receipt thereof.

3.3	Purchaser Conduct of Business Covenants.

(a)	The Purchaser shall carry on its Business in the Ordinary Course of Business during the Interim Period.

(b)	Unless otherwise contemplated herein or approved by the Vendor in writing, such approval not to be unreasonably withheld or delayed, the Purchaser covenants with the Vendor that during the Interim Period the Purchaser shall not, and it shall not permit the Purchaser Subsidiaries to:

(i)	(A) amend its articles, memorandum or by-laws; (B) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, shares, property or otherwise) in respect of its outstanding securities; (C) except pursuant to the terms of the Bought Deal Letter or this Agreement, issue or agree to issue any shares, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, securities; (D) redeem, purchase or otherwise acquire any of its outstanding securities; (E) split, combine or reclassify any of its securities or reduce the stated capital of the Purchaser or the Purchaser Subsidiaries, as applicable; (F) adopt a plan of liquidation or resolutions providing for its liquidation, dissolution, merger, consolidation, arrangement or reorganization; (G) complete or agree to complete any corporate acquisition or disposition, amalgamation, merger, arrangement that would require the approval of the Purchaser's shareholders as a pre-condition thereto; or (F) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

(ii)	take any action that would render, or may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue in any material respect; or

(iii)	take any action, refrain from taking any action, permit any action to be taken or not taken, inconsistent with this Agreement, which might directly or indirectly interfere or affect the consummation of the transaction contemplated hereby.

(c)	Subject to the terms and conditions hereof, the Purchaser shall ensure that it has available funds to make, within the time periods contemplated herein, the payment of the amount which may be required by Section 2.2, having regard to its other liabilities and obligations, and shall take all such actions as may be necessary to ensure that it maintains such availability to ensure that it is able to pay such amount if required.

(d)	The Purchaser shall continue to be a "reporting issuer" (or the equivalent thereof) in the province of Alberta in material compliance with all Applicable Laws and the Purchaser's common shares shall continue to be listed on the TSX-V.

3.4	Equity Financing

(a)	The Purchaser shall use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things that are within the Purchaser's control necessary to obtain the net proceeds of the Equity Financing on or prior to the Outside Date on the terms and subject to the conditions contemplated by the Bought Deal Letter.

(b)	The Purchaser shall use its reasonable best efforts to (i) maintain the Bought Deal Letter in effect; (ii) satisfy on a timely basis all conditions precedent to the Equity Financing; (iii) negotiate, execute and deliver definitive agreements that reflect the terms and conditions contained in the Bought Deal Letter; (iv) enforce its rights under the Bought Deal Letter and the Underwriting Agreement and file the press release and preliminary prospectus with respect to the Equity Financing on the respective dates contemplated in the Bought Deal Letter; and (v) obtain the Equity Financing prior to the Outside Date.

(c)	The Purchaser shall not amend, vary, terminate, rescind or cancel the Bought Deal Letter or the Underwriting Agreement or waive any provision thereof except as would not adversely impact or delay in any respect the ability of Purchaser to consummate the Equity Financing.

(d)	The Purchaser shall keep the Vendor informed with respect to all material information concerning the status of the Equity Financing. Without limiting the foregoing, the Purchaser shall provide the Vendor with a reasonable opportunity to review and provide comments on the Underwriting Agreement before its execution and notify the Vendor promptly, and in any event within 24 hours: (i) of any material breach or material default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any material breach or material default) by any party to the Bought Deal Letter or the Underwriting Agreement of which the Purchaser becomes aware, (ii) the receipt of any written notice or other written communication from any party to the Bought Deal Letter or the Underwriting Agreement with respect to any material breach, material default, termination or repudiation regarding the Bought Deal Letter or the Underwriting Agreement, (iii) if any condition set out in the Bought Deal Letter or the Underwriting Agreement will not, or would not reasonably be expected to, be satisfied or waived at or prior to the Outside Date, (iv) if at any time the Bought Deal Letter or the Underwriting Agreement shall expire or be terminated for any reason, or (v) if at any time any Underwriter notifies the Purchaser in writing that such source no longer intends to provide financing to the Purchaser on the terms and conditions set forth therein.

(e)	The Vendor agrees to provide the following assistance (and to cause the Corporation Group to provide such assistance) with the Equity Financing as is reasonably requested, from time to time, by the Purchaser: (i) timely delivery to Purchaser of the Financing Information not heretofore provided (ii) using reasonable best efforts to cause the Corporation Group's independent auditors and, to the extent reasonably requested to provide information relating to the representations and warranties set out in Article 4, the officers of the Corporation or the Vendor, to participate in due diligence sessions in connection with the underwriting of the Equity Financing; and (iii) using reasonable best efforts to obtain any consent of GLJ or the consent or the standard form comfort letter of the Corporation Group's independent auditors; in each case to the extent required under Applicable Securities Laws, professional standards or by the Underwriters in connection with the filing of the preliminary and final prospectus in respect of the Equity Financing and to the extent not heretofore provided.

3.5	Consents and Approvals

(a)	The Parties shall cooperate with one another and use their commercially reasonable efforts to obtain fulfillment of the conditions set out in Article 6. Each Party will keep the other Parties promptly apprised of the status of any inquiries made of such Party or any Authorized Authority with respect to this Agreement or the transactions contemplated hereby.

(b)	Specifically, and without limiting the generality of Section 3.5(a), each Party shall make or cause to be made all filings required under Argentine or other Applicable Laws with respect to the transactions contemplated hereby as follows:

(i)	within 5 (five) Business Days after the Closing Date, the Purchaser shall make all filings required under Argentina Anti-trust Law no. 25,156 (the "Argentine Filing"),

(ii)	comply at the earliest practicable date with any request under the Applicable Laws, for additional information, documents, or other materials received from any Authorized Authority in respect of such filings, and

(iii)	cooperate with each other in connection with any such filing (including, for filings made by only one Party and to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing Parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any Authorized Authority with respect to any such filing or any such transaction.

Each Party shall use its commercially reasonable efforts to furnish to the other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement (other than, with respect to the Vendor, matters related to the Equity Financing, in respect of which the Vendor's sole obligations are set forth in Section 3.4(e)). Each Party shall promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Authorized Authority regarding any such filings or any such transaction.

(c)	Each Party shall use its reasonable commercial efforts to take such Legal Proceedings or other actions as may be required to avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other Order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement. For purposes of this Section 3.5, the "commercially reasonable efforts" of the Purchaser shall include (i) opposing any motion or Legal Proceeding for a temporary, preliminary or permanent injunction against the transactions contemplated by this Agreement, (ii) entering into a consent decree containing the Purchaser’s agreement to hold separate and divest (pursuant to such terms as may be reasonably required by any Authorized Authority) such plants, assets or businesses of the Purchaser, its subsidiaries or the Corporation Group (including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such plants, assets or businesses), or (iii) agreeing to such limitations on its or their conduct or actions, as may be required to obtain satisfaction of the closing conditions set forth in Article 6.

3.6	Change of Name; Removal of Logos and No Use of Trade-Marks

The Purchaser undertakes to the Vendor that the Purchaser shall use commercially reasonable efforts to complete such filings, applications or Legal Proceedings to change the name of each of the members of the Corporation Group such that no such entity's name contains the Vendor Trademarks and shall remove or cause to be removed all references to the Vendor Trade-Marks in, on or associated in any manner with, the business of the Corporation Group, in each case as soon as possible after the Closing Date and in any event within ninety (90) days afterwards. All costs incurred in connection with this obligation shall be borne by the Purchaser. The Purchaser shall further refrain from any future use of the Vendor's Trade-marks or any trade-marks or service marks similar to the Vendor Trade-marks for any purpose whatsoever.

3.7	Access to Information

(a)	For three (3) years after Closing, the Purchaser may, upon reasonable notice to the Vendor, have reasonable access during normal business hours to any title and operating documents pertaining to the assets of the Corporation Group that the Vendor has retained and which the Purchaser has not previously made or received copies of, if any, relating to such assets for the purpose of obtaining and copying information in respect of matters arising out of or relating to any period of time up to the Closing Date for use by the Purchaser or its affiliates:

(i)	in connection with the Purchaser's dealings with regulatory authorities;

(ii)	to comply with Applicable Law; and

(iii)	in connection with any Legal Proceeding.

(b)	At any time prior to Closing or in the three (3) year period following Closing, should the Purchaser be required to make any filing, disclosure, statement or report with any Authorized Authority with respect to the Corporation Group or its rights, assets or properties pursuant to the Applicable Securities Laws, then:

(i)	the Purchaser and its professional representatives may, upon reasonable notice to the Vendor, have reasonable access during normal business hours to the records of the Vendor pertaining to the Corporation Group that the Vendor has retained and which the Purchaser has not previously made or received copies of, if any, that necessary for the preparation of such filing, disclosure, statement or report during such period;

(ii)	the Purchaser shall be responsible for all costs incurred in connection with the preparation of such filing, disclosure, statement or report; and

(iii)	if the Purchaser or its professional representatives requires the assistance of Vendor's personnel to find, collect or interpret the necessary information from Vendor's records, Vendor shall cause such assistance to be provided and Purchaser shall pay reasonable hourly costs to Vendor as compensation for the time devoted by such personnel;

(c)	If any time in the three (3) year period following Closing, should the Vendor or its Affiliates be required to make any filing, disclosure, statement or report with any Authorized Authority pursuant to the Applicable Securities Laws, or to provide any information to their auditors in connection with an audit of their financial statements, with respect to the Corporation or the Corporation Subsidiaries or their respective rights, assets or properties, then:

(i)	the Vendor and its professional representatives may, upon reasonable notice to the Purchasers, have reasonable access during normal business hours to the records of the Corporation Group, that are necessary for the preparation of such filing, disclosure, statement, report or audit during such period;

(ii)	the Vendor shall be responsible for all costs incurred in connection with the preparation of such filing, disclosure, statement or report; and

(iii)	if the Vendor or its professional representatives require the assistance of the Purchaser's or the Corporation Group's personnel to find, collect or interpret the necessary information from the Corporation Group's records, the Purchaser shall cause such assistance to be provided and the Vendor shall pay reasonable hourly costs to the Purchaser as compensation for the time devoted by such personnel;

(d)	Notwithstanding the generality of the foregoing, the Parties hereby acknowledge that any information provided by a Party pursuant to this Section 3.7 is provided on the express condition that the providing Party and its Related Persons assume no liability, whatsoever, to the receiving Party or any other Person in respect of such information, or the accuracy or sufficiency thereof or in connection with any claim in respect of such information.

3.8	Peru Guarantees

(a)	The Vendor covenants and agrees to use commercially reasonable efforts to cause or to assist the Purchaser in causing the Corporation`s obligations under the Peru Guarantees to be assigned to an Affiliate of the Vendor (other than the Corporation or the Corporation Subsidiaries) once the requisite approvals of the relevant Authorized Authorities have been received.

(b)	The Purchaser covenants and agrees that it shall cause the Corporation to leave in place the power of attorney that has been granted by the Corporation in favour of Francisco Galvez (as described in the Vendor Disclosure Letter) until the assignment contemplated by Subsection 3.8(a) is duly completed.

3.9	Stamp Tax

(a)	While the Parties interpret that this Agreement and the Purchased Debt Assignment Agreement are not subject to Stamp Tax under Argentine Applicable Law, the Parties hereby covenant and agree that any Stamp Tax that might be claimed for payment in respect of this Agreement or the Purchased Debt Assignment Agreement shall be paid by the Vendor and the Purchaser on an equal, fifty/fifty percent (50%/50%), basis.

3.10	Non-Solicitation

(a)	The Vendor shall immediately cease and cause to be terminated all existing discussions or negotiations (including through any of its Representatives), if any, with any third parties initiated before the date of this Agreement with respect to any Acquisition Proposal and shall within two (2) Business Days of the Execution Date request the return or destruction of all information provided to any third parties who have entered into a confidentiality agreement with the Vendor relating to an Acquisition Proposal and shall use all reasonable commercial efforts to ensure that such requests are honoured (provided that the failure by any third party to so return or destroy any such information following the request by the Vendor required by this Section 3.10 shall not be deemed to be or otherwise constitute a breach by the Vendors of this Section 3.10).

(b)	The Vendor shall not, directly or indirectly, do or authorize or permit any of its Representatives to do, any of the following:

(i)	solicit, knowingly facilitate, initiate, encourage or take any action to solicit, knowingly facilitate, initiate or encourage any Acquisition Proposal, including by way of furnishing information;

(ii)	enter into or participate in any negotiations or initiate any discussion regarding an Acquisition Proposal, or furnish to any other person any information with respect to its securities, business, properties, operations, prospects or conditions (financial or otherwise) in connection with, or furtherance of, an Acquisition Proposal, or otherwise cooperate in any way with, or assist or participate in, knowingly facilitate or encourage, any effort or attempt of any other person to do or seek to do any of the foregoing;

(iii)	release, waive, or otherwise forbear in the enforcement of, or enter into or participate in any discussions, negotiations or agreements to release, waive or otherwise forbear in respect of, any rights or other benefits under any confidentiality agreements entered into in respect of an Acquisition Proposal, including any "standstill provisions" thereunder; or

(iv)	accept, recommend, approve or enter into an agreement to implement an Acquisition Proposal without concurrently terminating this Agreement pursuant to Section 10.1(i) and paying the Purchasers Termination Fee to the Purchaser;

(c)	The Vendor shall ensure that its Representatives are aware of the provisions of this Section 3.10. The Vendor shall be responsible for any breach of this Section 3.10 by its Representatives.

Article 4
REPRESENTATIONS AND WARRANTIES of the vendOR

4.1	Representations and Warranties of the Vendor

To induce the Purchaser to enter into this Agreement and complete the transactions contemplated hereby, the Vendor represents and warrants to and in favour of the Purchaser now as provided in this Article 4 in each case subject to the information provided, and except to the extent set out, in the Vendor Disclosure Letter, and the Vendor hereby acknowledges that the Purchaser is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

4.2	Standing and Corporate Power of Vendor

The Vendor is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Vendor has the requisite corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments. The Vendor has the corporate power, authority and capacity to own and dispose of the Shares to the Purchaser.

4.3	No Conflict

The execution and delivery of this Agreement and the completion of the sale and purchase of the Purchased Shares in accordance with the terms of this Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval:

(a)	under any term or provision of the constating documents of the Vendor;

(b)	under any permit or authorization of any Authorized Authority to which the Vendor is a party or by which the Vendor is bound; or

(c)	under Applicable Law.

4.4	Execution and Enforceability

The Vendor has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, including the transactions contemplated herein in accordance with the provisions of this Agreement. This Agreement has been duly executed and delivered by the Vendor and this Agreement constitutes, and all other documents executed and delivered on behalf of the Vendor hereunder shall, when executed and delivered constitute, legal, valid and binding obligations of the Vendor enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to:

(a)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and

(b)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

4.5	Ownership of Shares

The Vendor is the registered and beneficial holder of all of the issued and outstanding Shares with good and marketable title thereto, free and clear of all Liens except for Permitted Liens. No Person other than the Purchaser has, or has any right capable of becoming, any agreement, option, right or privilege for the purchase or other acquisition from the Vendor of any of the Shares. There are no restrictions of any kind on the transfer of the Shares except those set out in the articles of incorporation of the Corporation. The Shares have been validly issued in compliance with Applicable Law and are fully paid and non-assessable.

4.6	Organization of the Corporation and the Corporation Subsidiaries

The Vendor Disclosure Letter sets out the true and complete name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of the Corporation and of each Corporation Subsidiary. The Corporation and each Corporation Subsidiary is incorporated, organized and subsisting under the laws of its jurisdiction of incorporation. There are no shareholders' agreements governing the affairs of the Corporation or any Corporation Subsidiary or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Corporation or any Corporation Subsidiary. There are no rights, subscriptions, warrants, options, conversion rights, calls, commitments or plans or agreements of any kind outstanding which would enable any Person to purchase or otherwise acquire any shares or other securities of the Corporation or any Corporation Subsidiary including, without limitation, any securities convertible into or exchangeable or exercisable for shares or other securities of the Corporation or any Corporation Subsidiary. Except as set out in Vendor Disclosure Letter, neither the Corporation nor any Corporation Subsidiary has a direct or indirect equity interest in any other Person.

4.7	Qualification to do Business

The Corporation and each Corporation Subsidiary is registered, licensed or otherwise qualified to do business under the laws of the jurisdictions specified in the Vendor Disclosure Letter and neither the character nor the location of the properties and Corporation Assets owned by the Corporation or any Corporation Subsidiary nor the nature of the Business of the Corporation or any Corporation Subsidiary requires registration, licensing or other qualification under the laws of any other jurisdiction except where failure to do so would not reasonably be expected to result in a Material Effect. Each of the Corporation and each Corporation Subsidiary has all necessary corporate power, authority, and capacity to carry on its Business and to own or lease and operate its property and Corporation Assets as now carried on and owned or leased and operated.

4.8	Corporate Records

The minute books of each of the Corporation and each Corporation Subsidiary have been maintained in accordance with Applicable Law.

4.9	Financial Statements

The Corporation Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods to which they relate and present fairly in accordance with GAAP the financial position, results of operations and changes in financial position of the Corporation Financial Statements Group on a consolidated basis as of the dates thereof and for the periods indicated therein, subject, in the case of the interim financial statements, to usual year-end adjustments and the exclusion of notes.

4.10	Absence of Certain Changes or Events

Except for the transactions contemplated hereby or any action taken in accordance with this Agreement, since December 31, 2013:

(a)	each of the Corporation and the Corporation Subsidiaries has conducted its business only in the Ordinary Course of Business substantially consistent with past practice;

(b)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to any of the Corporation or Corporation Subsidiaries has been incurred other than in the Ordinary Course of Business other than where such liability or obligation would not have a Material Effect on the Corporation Group, taken as a whole;

(c)	there has been no Material Effect in respect of the Corporation Group, taken as a whole; and

(d)	none of the Corporation or the Corporation Subsidiaries, and to the knowledge of the Vendor, any director, officer, employee or auditor of any of the Corporation or the Corporation Subsidiaries, have received or otherwise had or obtained knowledge of any fraud or material complaint, allegation, assertion or claim, whether written or oral, regarding fraud or the accounting or auditing practices, procedures, methodologies or methods of any of the Corporation or Corporation Subsidiaries or their respective internal accounting controls.

4.11	Material Contracts

The Vendor Disclosure Letter lists or identifies all of the Corporation Material Contracts. Neither the Corporation nor any Corporation Subsidiary is, nor to the knowledge of the Vendor is any other party to any Corporation Material Contract in default under any Corporation Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Corporation Material Contract by the Corporation or any Corporation Subsidiary. Each Corporation Material Contract is in full force and effect, unamended by written or oral agreement.

4.12	Guarantees

None of the Corporation or the Corporation Subsidiaries have guaranteed, endorsed, assumed, indemnified or accepted any responsibility for any indebtedness or the performance of any obligation of the Vendor, the Parent or its subsidiaries other than the Corporation and the Corporation Subsidiaries, except for: (i) the Peru Guarantees, (ii) indemnity agreements with its directors and officers and as contemplated by the by-laws of any of the Corporation or Corporation Subsidiaries or Applicable Laws, (iii) standard indemnity agreements in financial services (including credit facilities) and underwriting and agency agreements and (iv) indemnities provided in the Ordinary Course of Business to industry partners and service providers.

4.13	Outstanding AFEs

There are no outstanding authorizations for expenditure pertaining to any of the Corporation Assets or any other commitments, approvals or authorizations pursuant to which an expenditure may be required to be made in respect of the Corporation Assets.

4.14	Long Term and Derivative Transactions

(a)	Neither the Corporation or any of Corporation Subsidiary has any obligations or liabilities, direct or indirect, vested or contingent in respect of any rate swap transaction, basis swaps forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, production sales transactions having terms greater than 90 days or any or any other similar transactions (including any option with respect to any of such transactions) or any combination of such transactions.

(b)	Neither the Corporation nor any Corporation Subsidiary is party to a take or pay type production contract requiring the Corporation or any Corporation Subsidiary to deliver a set volume of production requiring the Corporation or any Corporation Subsidiary to pay a penalty for any under delivery of production.

4.15	Banking Information

The Vendor Disclosure Letter sets forth the name and location (including municipal address) of each bank, trust company or other institution in which the Corporation or a Corporation Subsidiary has an account, money on deposit or a safety deposit box and the name of each Person authorized to draw thereon or to have access thereto and the name of each Person holding a power of attorney from the Corporation or a Corporation Subsidiary.

4.16	Regulatory Approvals

The Regulatory Approvals identified in the Vendor Disclosure Letter, are the only approvals, consents, rulings, authorizations, notices, permits or acknowledgements required to be obtained by the Vendor, the Corporation or a Corporation Subsidiary from an Authorized Authority pursuant to Applicable law: (a) in connection with the execution and delivery of, and performance by the Vendor of its obligations under, this Agreement or the consummation of the transactions contemplated hereby; or (b) to permit the Corporation Group to carry on the Business after the Closing as the Business is currently carried on by the Corporation and the Corporation Subsidiaries.

4.17	Absence of Conflicts

Other than in circumstances where the contrary would not result in a Material Effect, the execution, delivery and performance of this Agreement by the Vendor and the completion (with any required consents and Regulatory Approvals and the giving of any required notices) of the transactions contemplated by this Agreement do not and will not result in or constitute any of the following:

(a)	a violation or breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any of: (i) the constating documents of the Corporation or any Corporation Subsidiary; (ii) any Corporation Material Contract or (iii) any Governmental Authorization;

(b)	an event which, pursuant to the terms of any Material Contract or Governmental Authorization, would cause any right or interest of the Corporation or any Corporation Subsidiary to come to an end or be amended in any way that is detrimental to the Business of the Corporation Group, taken as a whole, or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(c)	the creation or imposition of any Lien (other than Permitted Liens) on any property or asset of the Corporation or any Corporation Subsidiary; or

(d)	the violation of any Order or Applicable Law.

4.18	Legal Proceedings

To the knowledge of the Vendor, there is no material Legal Proceeding in progress, pending or Threatened against or affecting the Corporation or any Corporation Subsidiary or any of their respective properties or assets or title thereto. There is no Order outstanding against or affecting the Corporation or any Corporation Subsidiary or any of their respective properties or assets.

4.19	Governmental Authorizations

Except to the extent that failure to do so or be so would not, individually or in the aggregate, have a Material Effect on the Corporation Group, taken as a whole, to the knowledge of the Vendor: (i) each of the Corporation and the Corporation Subsidiaries has obtained and is in material compliance with all material Governmental Authorizations, (ii) such Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation of any such Governmental Authorization, (iii) no material proceedings are pending or Threatened, which could result in the revocation or limitation of any such Governmental Authorization, and all steps have been taken and filings made on a timely basis with respect to each such Governmental Authorization and its renewal.

4.20	Compliance with Laws

Except to the extent that failure to do so or be so would not, individually or in the aggregate, have a Material Effect on the Corporation Group, taken as a whole:

(a)	the operations and business of each of Corporation and the Corporation Subsidiaries are currently being carried out in compliance with and not in violation of any Applicable Laws and none of Corporation or the Corporation Subsidiaries received any notice of any alleged material violation of any such Applicable Laws since March 18, 2011 or, to the Vendor's knowledge, prior to such date; and

(b)	the Corporation and the Corporation Subsidiaries have complied in all material respects with the reporting requirements under the Argentine Central Bank regulations (the “ACB Regulations”) in respect of any foreign loan, service or export transactions with foreign currency proceeds to Petrolifera Petroleum Limited Sucursal Argentina or Petrolifera Petroleum (Americas) Limited Sucursal Argentina in excess of $5,000,000 and have exchanged all foreign currency obtained in respect of such transactions in the Free Exchange Market of Argentina (Mercado Único y Libre de Cambios de la República Argentina) within the requisite time periods under the ACB Regulations, in each case since March 18, 2011 and, to the Vendor's knowledge, prior to such date.

4.21	Purchased Debt Assignment Agreement

(a)	GTEIH has the requisite corporate power, authority and capacity to execute and deliver the Purchased Debt Assignment Agreement and to perform its other obligations thereunder. GTEIH has the corporate power, authority and capacity to own and dispose of the Purchased Debt to the Purchaser.

(b)	The execution and delivery of the Purchased Debt Assignment Agreement and the completion of the sale and purchase of the Purchased Debt in accordance with the terms thereof are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval:

(i)	under any term or provision of the constating documents of GTEIH;

(ii)	under any permit or authorization of any Authorized Authority to which the GTEIH is a party or by which GTEIH is bound; or

(iii)	under Applicable Law.

(c)	Prior to the Closing Time, GTEIH shall take all necessary corporate actions to authorize the execution, delivery and performance of the Purchased Debt Assignment Agreement. Once the Purchased Debt Assignment Agreement has been duly executed and delivered by GTEIH it will constitute, legal, valid and binding obligations of GTEIH enforceable in accordance with the terms and conditions thereof, subject to the qualification that such enforceability may be subject to:

(i)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and

(ii)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

(d)	The transfer of the Purchased Debt pursuant to the Purchased Debt Assignment Agreement will not create any obligation under any Applicable Law on behalf of GTEIH, the Corporation or the Purchaser to withhold any amount in respect of Taxes.

4.22	Restrictions on Business Activities

There is no judgment, injunction or order binding upon any of the Corporation or the Corporation Subsidiaries, and none of the Corporation or the Corporation Subsidiaries are subject to any contractual commitment, that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing the Business of the Corporation Group, taken as a whole, that has or could reasonably be expected to have, individually or in the aggregate, a Material Effect on the Corporation Group, taken as a whole.

4.23	Title

Although it does not make any representation or warranty with respect to title, the Vendor has no reason to believe that (i) any of the Corporation or the Corporation Subsidiaries do not have title to the Corporation Assets, or (ii) that the Corporation Assets are not free and clear of adverse claims created by, through or under any of the Corporation or the Corporation Subsidiaries except Permitted Liens.

4.24	Reserves Reports

The Corporation Group has made available to GLJ, prior to the issuance of its report dated February 20, 2014, evaluating the crude oil, natural gas liquids and natural gas reserves of, inter alia, the Corporation Group as at December 31, 2013 (to the extent such report pertains to the Corporation Assets, the "Corporation Reserves Report"), for the purpose of preparing the Corporation Reserves Report, all information requested by GLJ, which information did not contain any material misrepresentation at the time such information was provided. Except with respect to changes in commodity prices, the Vendor has no knowledge of any change in any production, reserves or other relevant information provided to GLJ since the date that such information was provided that could reasonably be expect to have a Material Effect on the Corporation Group, taken as a whole. To the knowledge of the Vendor, the Corporation Reserves Report reasonably presents the quantity of the oil and natural gas reserves attributable to the crude oil, natural gas liquids and natural gas properties evaluated in such report as of its effective date based upon information available at the time such reserves information was prepared.

4.25	Operational Matters

Except to the extent that any matter referenced to in this Section 4.25 does not, and would not, reasonably be expected to have a Material Effect on the Corporation Group, taken as a whole, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof, since March 18, 2011, or, to the Vendor's knowledge, prior to such date, under, with respect to, or on account of, any of the Corporation Assets have been, in all material respects: (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof.

4.26	Good Oilfield Practices

The operations of each of the Corporation and the Corporation Subsidiaries, and to the knowledge of the Vendor, the operations by third parties, on or in respect of the Corporation Assets, have been conducted in compliance with Good Oilfield Practices since March 18, 2011, and, to the Vendor's knowledge, prior to such date.

4.27	Environmental Matters

Except to the extent that violations or other matters referred to in this Section 4.27 would not, individually or in the aggregate, have a Material Effect on the Corporation Group, taken as a whole:

(a)	none of the Corporation or the Corporation Subsidiaries are in violation of any applicable Environmental Laws;

(b)	since March 18, 2011, and, to the Vendor's knowledge, prior to such date, each of Corporation and the Corporation Subsidiaries has operated its business and has received, handled, used, stored, treated, shipped and disposed of all Hazardous Substances in compliance with Environmental Laws;

(c)	since March 18, 2011, and, to the Vendor's knowledge, prior to such date, there have been no spills, releases, deposits or discharges of Hazardous Substances, or wastes into the earth, subsoil, underground waters, air or into any body of water or any municipal or other sewer or drain water systems by any of the Corporation or the Corporation Subsidiaries, or on or underneath any of the Corporation Assets, that have not been fully remediated;

(d)	no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of any of Corporation or the Corporation Subsidiaries of which any such entity has received notice;

(e)	since March 18, 2011, and, to the Vendor's knowledge, prior to such date, none of the Corporation or the Corporation Subsidiaries have failed to report to the proper Authorized Authority the occurrence of any event which they were required to so report under any Environmental Law;

(f)	there are no pending or, to the knowledge of the Vendor, Threatened claims, liens or encumbrances resulting from Environmental Laws with respect to any of the Corporation Assets of which the Corporation or the Corporation Subsidiaries have received notice; and

(g)	none of the Corporation or the Corporation Subsidiaries have assumed or retained by contract or operation of law any losses, expenses, claims, damages or liabilities of any third party pursuant to applicable Environmental Laws.

4.28	Employment Matters

(a)	The current monthly compensation of each employee of the Corporation and the Corporation Subsidiaries, including all entitlements to bonuses and equity securities or payments in lieu thereof, is set out in the Vendor Disclosure Letter.

(b)	True copies of any written contracts of employment or consultancy to which the Corporation or a Corporation Subsidiary is a party and which may not be terminated on one month's notice, or which provide for payments occurring on a change of control of any of the Corporation or the Corporation Subsidiaries have been made available to the Purchaser.

(c)	Neither the Corporation nor any Corporation Subsidiary is engaged in any labour negotiation.

(d)	Neither the Corporation nor any Corporation Subsidiary is a party to or bound by, either directly or by operation of Applicable Law, any collective bargaining agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication amending or having a similar legal effect to any of the foregoing to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting employees or independent contractors nor is the Corporation or any Corporation Subsidiary subject to any union organization effort.

(e)	Neither the Corporation nor any Corporation Subsidiary is a party to any application, complaint or other Legal Proceeding under any Applicable Law relating to employees or former employees nor is the Vendor or the Corporation aware of any factual or legal basis on which any such Legal Proceeding might be commenced.

(f)	Neither the Corporation nor a Corporation Subsidiary has engaged in any unfair labour practice nor is the Vendor or the Corporation aware of any pending or Threatened complaint regarding any alleged unfair labour practice or other Legal Proceeding relating to Employees or former Employees.

(g)	There is no strike, labour dispute, work slowdown or stoppage pending or Threatened against the Corporation or any Corporation Subsidiary.

(h)	There is no grievance or arbitration proceeding arising out of or under any collective bargaining agreement which is pending or Threatened against the Corporation or any Corporation Subsidiary.

(i)	The Corporation and each Corporation Subsidiary is in material compliance with all Applicable Laws respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, occupational health and safety, human rights, labour relations, pay equity and workers' compensation.

(j)	Each of the Corporation and the Corporation Subsidiaries have withheld from each payment made to any of its present or former employees, officers or directors, or to other persons, all amounts required by Applicable Laws to be withheld by it on account of Taxes, pension plan contributions, and employment insurance premiums and has remitted such withheld amounts within the required time to the appropriate governmental entity. Each of the Corporation and the Corporation Subsidiaries have charged, collected and remitted on a timely basis all sales, goods and services, value added and other commodity taxes as required under applicable legislation on any sale, supply or delivery made by them.

4.29	Employee Plans

The Vendor has made available to Purchaser true, complete and correct copies of each employee benefits plan covering active, former or retired employees of each of the Corporation Subsidiaries , any related trust agreement, annuity or insurance contract or other funding vehicle.

4.30	Parent Equity Incentive Plan Awards

The outstanding awards to each employee of the Corporation and the Corporation Subsidiaries under the Parent's equity incentive plan are set out in the Vendor Disclosure Letter (the "Options"). The Vendor acknowledges that such Options constitute obligations of the Parent and not the Corporation or the Corporation Subsidiaries, and covenants and agrees to cause the Parent to comply with its obligations in respect of the exercise and termination of the Options in accordance with their terms.

4.31	Insurance

The Vendor Disclosure Letter sets forth and describes all insurance policies currently maintained by the Corporation and each Corporation Subsidiary, including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits, amount of deductible, expiration date and annual premiums. Each of such insurance policies is valid and subsisting and in good standing.

4.32	Tax Filings

The Corporation and each Corporation Subsidiary has prepared and filed when due with each relevant Tax Authority all Tax Returns required to be filed by or on behalf of the Corporation and each such Corporation Subsidiary in respect of any Taxes for all fiscal periods ending prior to the date hereof.

4.33	Taxes Paid

The Corporation and each Corporation Subsidiary has paid in full and when due all Taxes required to be paid on or prior to the date hereof. All Taxes shown on all Tax Returns referred to in Section 4.32 or on any assessments or reassessments in respect of any such Tax Returns have been paid in full when due or will be paid in full if due between the date hereof and the Closing Date. The provision for Taxes in the Corporation Financial Statements constitute an adequate provision for the payment of all Taxes in respect of all periods ending on or before the Effective Date.

4.34	No Corrupt Conduct

(a)	In connection with the performance of its obligations under this Agreement, or otherwise in connection with the transactions contemplated by this Agreement, none of the Vendor, any of its affiliates, or any of their respective directors, officers, employees, agents or representatives, have made, offered, or authorized, and will not make, offer or authorize, any payment, gift, promise or other advantage, whether directly or indirectly through any other person or entity, to or for the use or benefit of any Conflicted Person, where such payment, gift or promise would violate: (a) the laws of Argentina; (b) the Corruption of Foreign Public Officials Act (Canada) (the "CFPCA"); (c) the Foreign Corrupt Practices Act (U.S.) (the "FCPA"); or (c) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention's Commentaries (the "CCBFPOIBT" and, together with the CFPCA and the FCPA, the "Corruption Statutes").

(b)	Since March 18, 2011, and to the Vendor's knowledge, prior to such date, none of the Vendor, the Corporation Group or the Corporation Subsidiaries, nor any of their respective controlled Affiliates, directors, officers, employees or agents, has taken any action, directly or indirectly, that would result in a violation by such Persons of the Corruption Statutes or any other Applicable Law addressing anti-corruption matters, whether within the United States, Canada, Argentina or any other jurisdiction.

(c)	There are no ongoing, pending or Threatened inquiries, investigations or other proceedings by any Authorized Authority in respect of, and none of the Vendor, the Corporation or any of their respective Affiliates, has since March 18, 2011, and, to the Vendor's knowledge, prior to such date, conducted or initiated an internal investigation, made a voluntary or other disclosure to an Authorized Authority, or received any notice or citation related to alleged violations of anti-corruption, anti-money laundering, or sanctions law.

(d)	No Official and no close relative or family member of an Official (i) holds a material ownership or other economic interest in any of the Vendor, the Corporation or any of the Corporation Subsidiaries, or (ii) serves as an officer, director, or employee of any of the Vendor, the Corporation or the Corporation Subsidiaries.

4.35	U.S. Securities Laws

In connection with the offer and sale of the Purchased Shares, neither the Vendor nor any of its affiliates or any person acting on its or their behalf (i) has engaged or will engage in any "general solicitation or general advertising" (as such terms are used in Regulation D under the U.S. Securities Act) or in any conduct involving a public offering within the meaning of Section 4(a)(2) of the U.S .Securities Act or (ii) has taken or will take any other action that would cause the offer and sale of the Purchased Shares to be required to be registered under the U.S. Securities Act.

4.36	No Further Representations

The Vendor acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts and other properties and assets of the Purchaser and the Purchaser Subsidiaries that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of the Purchaser to discuss the business of the Purchaser and the Purchaser Subsidiaries. The Vendor acknowledges that none of the Purchaser or its Affiliates, nor any other Person has made any representation or warranty, expressed or implied, oral or written, as to the accuracy or completeness of any information regarding the Purchaser and the Purchaser Subsidiaries and their respective assets furnished or made available to the Vendor and its Representatives (including any projection, forecast, statement or other information made, communicated or furnished (orally or in writing) by any Person to the Vendor or its Affiliates or Representatives), except as expressly set forth in this Agreement, and neither the Purchaser nor any other Person shall have or be subject to any liability to the Vendor or any other Person resulting from the distribution to the Vendor, or the Vendor's use of, any such information and any information, documents or material made available to the Vendor in the Purchaser's data room, any management presentations, or in any other form, oral or written, in expectation of the transactions contemplated hereby. The Vendor affirms that save as and to the extent expressly provided in this Agreement, it is relying on its own independent investigation, analysis and evaluation of the geological, geological engineering, economic and other interpretations of the costs of and prospects for further development of the Purchaser's Business.

Article 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

5.1	Representations and Warranties of the Purchaser

To induce the Vendor to enter into this Agreement and complete the transactions contemplated hereby, the Purchaser covenants, represents and warrants to and in favour of the Vendor now as provided in this Article 5 in each case subject to the information provided, and except to the extent set out, in the Purchaser Disclosure Letter, and the Purchaser hereby acknowledges that the Vendor is relying upon such representations and warranties in connection with the matters contemplated by this Agreement.

5.2	Standing and Corporate Power of Purchaser

The Purchaser is a corporation, duly organized, validly existing under the laws of its jurisdiction of incorporation. The board of directors of the Purchaser has unanimously approved this Agreement, the Purchased Debt Assignment Agreement and the Bought Deal Letter and determined that the transactions contemplated hereby and thereby are in the best interests of the Purchaser, and the Purchaser has the requisite corporate power, authority and capacity to execute and deliver this Agreement, the Purchased Debt Assignment Agreement, the Bought Deal Letter, the Underwriting Agreement and the other agreements and instruments to be executed and delivered by it as contemplated herein and to perform its other obligations hereunder and under all such other agreements and instruments to which it thereby becomes subject. No action, approval, consent or vote on the part of the shareholders of the Purchaser is or shall be necessary to consummate the transactions contemplated by this Agreement and the Purchased Debt Assignment Agreement, or by the Bought Deal Letter or the Underwriting Agreement.

5.3	Reporting Status and Securities Laws Matters

The Purchaser is a "reporting issuer" in each of the Provinces of Canada other than Quebec and not on the list of reporting issuers in default under Applicable Securities Laws and is in compliance in all material respects with all Applicable Securities Laws and the listing rules of the TSX-V. The common shares of the Purchaser are listed for trading on the TSX-V and satisfy the requirements for continuation of such listings in all respects. No delisting of, suspension of trading in or cease trading order with respect to any securities of the Purchaser and no inquiry or investigation (formal or informal) of any securities regulatory authority, is in effect or ongoing or, to the knowledge of the Purchaser, expected to be implemented or undertaken. No Purchaser Subsidiary is a "reporting issuer" or the equivalent in any province or territory of Canada.

5.4	No Conflict

The execution and delivery of this Agreement, the Purchased Debt Assignment Agreement, the Bought Deal Letter and the Underwriting Agreement and the completion of the purchase of the Purchased Shares and the Purchased Debt in accordance with the terms of this Agreement and the Purchased Debt Assignment Agreement are not and will not be in violation or breach of, or be in conflict with or require any consent, authorization or approval:

(a)	under any term or provision of the constating documents of the Purchaser;

(b)	under any permit or authorization of any Authorized Authority to which the Purchaser is a party or by which the Purchaser is bound; or

(c)	under Applicable Law.

5.5	Execution and Enforceability

The Purchaser has taken all necessary corporate actions to authorize the execution, delivery and performance of this Agreement, the Purchased Debt Assignment Agreement, the Bought Deal Letter and the Underwriting Agreement, including the transactions contemplated herein and therein in accordance with the provisions contained herein and therein. This Agreement and the Bought Deal Letter have been duly executed and delivered by the Purchaser and this Agreement and the Bought Deal Letter constitute, and all other documents executed and delivered on behalf of the Purchaser hereunder and thereunder, including the Purchased Debt Assignment Agreement, shall, when executed and delivered constitute, legal, valid and binding obligations of the Purchaser enforceable in accordance with their respective terms and conditions, subject to the qualification that such enforceability may be subject to:

(a)	bankruptcy, insolvency, fraudulent preference, reorganization or other laws affecting the enforcement of creditors' rights generally, and

(b)	general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or law).

5.6	Organization of the Purchaser and the Purchaser Subsidiaries

The Purchaser Disclosure Letter sets out the name and jurisdiction of incorporation, the authorized, issued and outstanding shares and the directors and officers of the Purchaser and of each Purchaser Subsidiary. The Purchaser and each Purchaser Subsidiary is incorporated, organized and subsisting under the laws of its jurisdiction of incorporation. There are no shareholders' agreements governing the affairs of the Purchaser or any Purchaser Subsidiary or the relationship, rights and duties of its shareholders, nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Purchaser or any Purchaser Subsidiary. Except as set out in Purchaser Disclosure Letter, neither the Purchaser nor any Purchaser Subsidiary has a direct or indirect equity interest in any other Person.

5.7	Qualification to do Business

The Purchaser and each Purchaser Subsidiary is registered, licensed or otherwise qualified to do business under the laws of the jurisdictions specified in the Purchaser Disclosure Letter and neither the character nor the location of the properties and assets owned by the Purchaser or any Purchaser Subsidiary nor the nature of the Business of the Purchaser or any Purchaser Subsidiary requires registration, licensing or other qualification under the laws of any other jurisdiction except where failure to do so would not reasonably be expected to result in a Material Effect. Each of the Purchaser and each Purchaser Subsidiary has all necessary corporate power, authority, and capacity to carry on its Business and to own or lease and operate its property and assets as now carried on and owned or leased and operated.

5.8	Corporate Records

The minute books of each of the Purchaser and each Purchaser Subsidiary have been maintained in accordance with Applicable Law.

5.9	Capitalization

The authorized share capital of the Purchaser consists of an unlimited number of common shares. As of the close of business on May 28, 2014, there were issued and outstanding 396,885,731 common shares in the share capital of the Purchaser and, as of the date hereof, there are outstanding no other shares of any class or series in the capital of the Purchaser. As of the close of business on May 28, 2014, an aggregate of up to 19,529,999 common shares in the share capital of the Purchaser were issuable upon the exercise of the options granted pursuant to the Purchaser's stock option plan, the exercise prices, expiration dates and other material terms of which are set forth in the Purchaser Disclosure Letter and, except as set forth above, there are no options, warrants or other rights, shareholder rights plans, agreements or commitments of any character whatsoever requiring or which may require the issuance, sale or transfer by the Purchaser of any shares of the Purchaser or any securities convertible into, or exchangeable or exercisable for, or otherwise evidencing a right to acquire, any shares of the Purchaser. All of the outstanding securities of the Purchaser have been issued in compliance, in all material respects, with all Applicable Securities Laws.

5.10	Filings

The Purchaser has filed all material reports, schedules, forms, statements, exhibits and other documents required to be filed by it with the securities commissions or other applicable provincial securities regulatory authorities, including the TSX-V. As of the date of such Purchaser Filings, such Purchaser Filings, except as they may have been subsequently amended by filings made by the Purchaser with applicable Canadian securities regulatory authorities or the TSX-V prior to the date hereof, complied in all material respects with the requirements of Applicable Securities Laws. None of the Purchaser Filings, as of the date filed and except as they may have been subsequently amended by filings made by the Purchaser with the applicable Canadian securities regulatory authority prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

5.11	Financial Statements

The Purchaser Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods to which they relate and present fairly in accordance with GAAP the financial position, results of operations and changes in financial position of the Purchaser and the Purchaser Subsidiaries on a consolidated basis as of the dates thereof and for the periods indicated therein, subject, in the case of the interim financial statements, to usual year-end adjustments and the exclusion of footnotes.

5.12	Absence of Certain Changes or Events

Except for the transactions contemplated hereby or any action taken in accordance with this Agreement, since December 31, 2013:

(a)	each of the Purchaser and the Purchaser Subsidiaries has conducted its business only in the Ordinary Course of Business substantially consistent with past practice;

(b)	no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) material to any of the Purchaser or Purchaser Subsidiaries has been incurred other than in the Ordinary Course of Business other than where such liability or obligation would not have a Material Effect on the Purchaser and the Purchaser Subsidiaries, taken as a whole;

(c)	there has been no Material Effect in respect of the Purchaser and the Purchaser Subsidiaries, taken as a whole; and

(d)	none of the Purchaser or the Purchaser Subsidiaries, and to the knowledge of the Purchaser, any director, officer, employee or auditor of any of the Purchaser or the Purchaser Subsidiaries, have received or otherwise had or obtained knowledge of any fraud or material complaint, allegation, assertion or claim, whether written or oral, regarding fraud or the accounting or auditing practices, procedures, methodologies or methods of any of the Purchaser or Purchaser Subsidiaries or their respective internal accounting controls.

5.13	Material Contracts

The Purchaser Disclosure Letter lists or identifies all of the Purchaser Material Contracts. Neither the Purchaser nor any Purchaser Subsidiary is, nor to the knowledge of the Purchaser is any other party to any Purchaser Material Contract in default under any Purchaser Material Contract and there has not occurred any event which, with the lapse of time or giving of notice or both, would constitute a default under any Purchaser Material Contract by the Purchaser or any Purchaser Subsidiary. Each Purchaser Material Contract is in full force and effect, unamended by written or oral agreement.

5.14	Absence of Conflicts

Other than in circumstances where the contrary would not result in a Material Effect, the execution, delivery and performance of this Agreement, the Bought Deal Letter and the Underwriting Agreement by the Purchaser and the completion (with any required consents and Regulatory Approvals and the giving of any required notices) of the transactions contemplated hereby and thereby do not and will not result in or constitute any of the following:

(a)	a violation or breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any of: (i) the constating documents of the Purchaser or any Purchaser Subsidiary; (ii) any Purchaser Material Contact or (iii) any Governmental Authorization;

(b)	an event which, pursuant to the terms of any Material Contract or Governmental Authorization, would cause any right or interest of the Purchaser or any Purchaser Subsidiary to come to an end or be amended in any way that is detrimental to the Business of the Purchaser or the Purchaser Subsidiaries or entitle any other Person to terminate or amend any such right or interest or relieve any other Person of its obligations thereunder;

(c)	the creation or imposition of any Lien on any property or asset of the Purchaser or any Purchaser Subsidiary; or

(d)	the violation of any Order or Applicable Law.

5.15	Legal Proceedings

To the knowledge of the Purchaser, there is no material Legal Proceeding in progress, pending or Threatened against or affecting the Purchaser or any Purchaser Subsidiary or any of their respective properties or assets or title thereto. There is no Order outstanding against or affecting the Purchaser or any Purchaser Subsidiary or any of their respective properties or assets.

5.16	Governmental Authorizations

Except to the extent that failure to do so or be so would not, individually or in the aggregate, have a Material Effect on the Purchaser or the Purchaser Subsidiaries taken as a whole, to the knowledge of the Purchaser: (i) each of the Purchaser and the Purchaser Subsidiaries has obtained and is in material compliance with all material Governmental Authorizations, (ii) such Governmental Authorizations are in full force and effect in accordance with their terms, and no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation of any such Governmental Authorization, (iii) no material proceedings are pending or Threatened, which could result in the revocation or limitation of any such Governmental Authorization, and all steps have been taken and filings made on a timely basis with respect to each such Governmental Authorization and its renewal.

5.17	Compliance with Laws

Except to the extent that failure to do so or be so would not, individually or in the aggregate, have a Material Effect on the Purchaser or the Purchaser Subsidiaries, taken as a whole:

(a)	the operations and business of each of Purchaser the Purchaser Subsidiaries are currently being carried out in compliance with and not in violation of any Applicable Laws and none of Purchaser or the Purchaser Subsidiaries received any notice of any alleged material violation of any such Applicable Laws; and

(b)	the Purchaser and the Purchaser Subsidiaries have complied in all material respects with the reporting requirements under the ACB Regulations in respect of any foreign loan, service or export transactions with foreign currency proceeds to Madalena Austral Sucursal Argentina in excess of $5,000,000 and have exchanged all foreign currency obtained in respect of such transactions in the Free Exchange Market of Argentina (Mercado Único y Libre de Cambios de la República Argentina) within the requisite time periods under the ACB Regulations.

5.18	Restrictions on Business Activities

There is no judgment, injunction or order binding upon any of the Purchaser or the Purchaser Subsidiaries, and none of the Purchaser or the Purchaser Subsidiaries are subject to any contractual commitment, that has or could reasonably be expected to have the effect of prohibiting, restricting or impairing the Business of the Purchaser or the Purchaser Subsidiaries that has or could reasonably be expected to have, individually or in the aggregate, a Material Effect on the Purchaser and the Purchaser Subsidiaries, taken a as a whole.

5.19	Title

Although it does not make any representation or warranty with respect to title, the Purchaser has no reason to believe that (i) any of the Purchaser or the Purchaser Subsidiaries do not have title to the properties described in the Purchaser Reserves Reports, or (ii) that such properties are not free and clear of adverse claims created by, through or under any of the Purchaser or the Purchaser Subsidiaries, except for normal course encumbrances which could not, individually or in the aggregate have a Material Effect on the Purchaser and the Purchaser Subsidiaries taken as a whole.

5.20	Reserves Reports

The Purchaser has made available to Ryder Scott, prior to the issuance of its report dated April 15, 2014, evaluating the crude oil, natural gas liquids and natural gas reserves of the Purchaser in Argentina as at December 31, 2013 (the "RS Report"), for the purpose of preparing the RS Report, all information requested by Ryder Scott, which information did not contain any material misrepresentation at the time such information was provided and the Purchaser has made available to McDaniel, prior to the issuance of its report dated April 28, 2014, evaluating the crude oil, natural gas liquids and natural gas reserves of the Purchaser in Canada as at December 31, 2013 (the "MD Report" and, together with the RS Report, the "Purchaser Reserves Reports"), for the purpose of preparing the MD Report, all information requested by McDaniel, which information did not contain any material misrepresentation at the time such information was provided Except with respect to changes in commodity prices, the Purchaser has no knowledge of any change in any production, reserves or other relevant information provided to Ryder Scott or McDaniel since the date that such information was provided that could reasonably be expect to have a Material Effect on the Purchaser or the Purchaser Subsidiaries, taken as a whole. To the knowledge of the Purchaser, the Purchaser Reserves Reports reasonably present the quantities of the oil and natural gas reserves attributable to the crude oil, natural gas liquids and natural gas properties evaluated in such reports as of their effective date based upon information available at the time such reserves information was prepared.

5.21	Operational Matters

Except to the extent that any matter referenced to in this Section 5.21 does not, and would not, reasonably be expected to have a Material Effect on the Purchaser, all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof, under, with respect to, or on account of, any of the properties described in the Purchaser Reserves Reports have been, in all material respects: (i) duly paid; (ii) duly performed; or (iii) provided for prior to the date hereof.

5.22	Good Oilfield Practices

The operations of each of the Purchaser and the Purchaser Subsidiaries, and to the knowledge of the Purchaser, the operations by third parties, on or in respect of the properties described in the Purchaser Reserves Reports, have been conducted in compliance with Good Oilfield Practices.

5.23	Environmental Matters

Except to the extent that violations or other matters referred to in this Section 5.23 would not, individually or in the aggregate, have a Material Effect on the Purchaser or the Purchaser Subsidiaries, taken as a whole:

(a)	none of the Purchaser or the Purchaser Subsidiaries are in violation of any applicable Environmental Laws;

(b)	each of Purchaser and the Purchaser Subsidiaries has operated its business and has received, handled, used, stored, treated, shipped and disposed of all Hazardous Substances in compliance with Environmental Laws;

(c)	there have been no spills, releases, deposits or discharges of Hazardous Substances, or wastes into the earth, subsoil, underground waters, air or into any body of water or any municipal or other sewer or drain water systems by any of the Purchaser or the Purchaser Subsidiaries, or on or underneath any of their respective properties, that have not been fully remediated;

(d)	no orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of any of Purchaser or the Purchaser Subsidiaries of which any such entity has received notice;

(e)	none of the Purchaser or the Purchaser Subsidiaries have failed to report to the proper Authorized Authority the occurrence of any event which they were required to so report under any Environmental Law;

(f)	there are no pending or, to the knowledge of the Purchaser, Threatened claims, liens or encumbrances resulting from Environmental Laws with respect to any of the properties of the Purchaser or the Purchaser Subsidiaries of which the Purchaser or the Purchaser Subsidiaries have received notice; and

(g)	none of the Purchaser or the Purchaser Subsidiaries have assumed or retained by contract or operation of law any losses, expenses, claims, damages or liabilities of any third party pursuant to applicable Environmental Laws.

5.24	Tax Filings

The Purchaser and each Purchaser Subsidiary has prepared and filed when due with each relevant Tax Authority all Tax Returns required to be filed by or on behalf of the Purchaser and each such Purchaser Subsidiary in respect of any Taxes for all fiscal periods ending prior to the date hereof.

5.25	Taxes Paid

The Purchaser and each Purchaser Subsidiary has paid in full and when due all Taxes required to be paid on or prior to the date hereof. All Taxes shown on all Tax Returns referred to in Section 5.24 or on any assessments or reassessments in respect of any such Tax Returns have been paid in full when due or will be paid in full if due between the date hereof and the Closing Date. The provision for Taxes in the Purchaser Financial Statements constitute an adequate provision for the payment of all Taxes in respect of all periods ending on or before the Effective Date.

5.26	Regulatory Approvals

Except for the approval of the TSX-V contemplated by the GTA Agreement, no approval of any Authorized Authority or material filing with any Authorized Authority or other Person is required to be obtained by the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement, the Bought Deal Letter or the Underwriting Agreement or the documents contemplated hereby or thereby.

5.27	Funds Available

The Purchaser will have, prior to the Outside Date, sufficient funds available to satisfy the aggregate Purchase Price payable by the Purchaser pursuant to the terms of this Agreement and the Purchased Debt Assignment Agreement, and to satisfy all other obligations payable by the Purchaser pursuant to such agreements.

5.28	No Further Representations

The Purchaser acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts and other properties and assets of the Corporation Group that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of the Corporation Group and the Vendor to discuss the Corporation Group's business. The Purchaser acknowledges that none of the Vendor or its Affiliates, any member of the Corporation Group nor any other Person has made any representation or warranty, expressed or implied, oral or written, as to the accuracy or completeness of any information regarding the Corporation Group or the Corporation Assets furnished or made available to the Purchaser and its Representatives (including any projection, forecast, statement or other information made, communicated or furnished (orally or in writing) by any Person to the Purchaser or its Affiliates or Representatives), except as expressly set forth in this Agreement, and neither the Vendor nor any other Person shall have or be subject to any liability to the Purchaser or any other Person resulting from the distribution to the Purchaser, or the Purchaser’s use of, any such information and any information, documents or material made available to the Purchaser in the Data Room, any management presentations, the participation or assistance of any Representatives of the Vendor or the Corporation Group in the due diligence sessions or otherwise in connection with the underwriting of the Equity Financing or in any other form, oral or written, in expectation of the transactions contemplated hereby. The Purchaser acknowledges that it has performed a due diligence investigation with respect to the Corporation Group, the Purchased Shares, the Purchased Debt and the Corporation Assets on the basis of the information provided by the Vendor and that it has had sufficient opportunity to review any and all information made available to it and further acknowledges that, except as expressly provided in Article 4 (as modified by the Vendor Disclosure Letter), the Vendor makes no further representations or warranties to the Purchaser of any kind, character or nature, whether express or implied, statutory or otherwise, with respect to the Corporation Group, the Purchased Shares, the Purchased Debt and the Corporation Assets, or the transactions contemplated by this Agreement. The Purchaser affirms that save as and to the extent expressly provided in this Agreement, it is relying on its own independent investigation, analysis and evaluation of the geological, geological engineering, economic and other interpretations of the costs of and prospects for further development of the Corporation Assets.

5.29	No Corrupt Conduct

(a)	In connection with the performance of its obligations under this Agreement, or otherwise in connection with the transactions contemplated by this Agreement, none of the Purchaser, any of its affiliates, or any of their respective directors, officers, employees, agents or representatives, have made, offered, or authorized, and will not make, offer or authorize, any payment, gift, promise or other advantage, whether directly or indirectly through any other person or entity, to or for the use or benefit of any Conflicted Person, where such payment, gift or promise would violate any of the Corruption Statutes.

(b)	None of the Purchaser or the Purchaser Subsidiaries, nor any of their respective controlled Affiliates, directors, officers, employees or agents, has taken any action, directly or indirectly, that would result in a violation by such Persons of the Corruption Statutes or any other Applicable Law addressing anti-corruption matters, whether within the United States, Canada, Argentina or any other jurisdiction.

(c)	There are no ongoing, pending or Threatened inquiries, investigations or other proceedings by any Authorized Authority in respect of, and none of the Purchaser nor any of its Affiliates has conducted or initiated an internal investigation, made a voluntary or other disclosure to an Authorized Authority, or received any notice or citation related to alleged violations of anti-corruption, anti-money laundering, or sanctions law.

(d)	No Official and no close relative or family member of an Official (i) holds a material ownership or other economic interest in any of the Purchaser or any of the Purchaser Subsidiaries, or (ii) serves as an officer, director, or employee of any of the Purchaser or the Purchaser Subsidiaries.

5.30	Equity Financing

(a)	A true and complete copy of the Bought Deal Letter was provided by the Purchaser to the Vendor concurrently with the execution and delivery of this Agreement, pursuant to which the Underwriters have agreed, subject only to the terms and conditions set out therein, to purchase or provide substitute purchasers for the Subscription Receipts in the amounts set forth therein, for minimum gross proceeds of CDN$50,000,000 (the "Equity Financing").

(b)	The Bought Deal Letter is in full force and effect, and is a legal valid and binding obligation of the Purchaser and, to the knowledge of the Purchaser, the other parties thereto.

(c)	The Bought Deal Letter has not been amended or modified prior to the date hereof, and subject to the terms of the Bought Deal Letter, no such amendment or modification is contemplated and the Purchaser has not received any notice that the commitments contained therein have been withdrawn or rescinded in any respect.

(d)	The obligations of the Underwriters to consummate the Equity Financing are not subject to any conditions or other contingencies related to the funding of such commitments, other than as set forth in the Bought Deal Letter.

(e)	As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) would constitute a breach or default under the Bought Deal Letter by the Purchaser or, to the knowledge of the Purchaser, any other party thereto under any term or condition of the Bought Deal Letter. As of the date of this Agreement, the Purchaser does not have any reason to believe that any of the conditions set forth in the Bought Deal Letter will not be satisfied or the funding contemplated in the Bought Deal Letter will not be made available to Purchaser in accordance with the terms of the Bought Deal Letter.

Article 6
CONDITIONS TO CLOSING

6.1	Mutual Conditions

Neither Party shall be obligated to complete the transactions contemplated by this Agreement unless, at or before the Time of Closing, each of the conditions listed below in this Section 6.1 has been satisfied, it being understood that the said conditions are included for the mutual benefit of the Parties and may be only be waived if agreed to in writing, in whole or in part, by the Parties.

(a)	GTA Agreement. The conditions to closing set forth in Section 6.1 of the GTA Agreement shall have been satisfied or waived in accordance with the terms thereof.

(b)	TSX-V Approval. The TSX-V shall have conditionally approved for listing all of the Consideration Shares (as defined in the GTA Agreement).

(c)	No Illegality. No Applicable Law shall be in effect, and no Authorized Authority shall have enacted, issued, promulgated, enforced or entered any Applicable Law, in either case that restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement.

6.2	Purchaser's Conditions

The Purchaser shall not be obligated to complete the transactions contemplated by this Agreement unless, at or before the Time of Closing, each of the conditions listed below in this Section 6.2 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Purchaser and may be waived in writing, in whole or in part, by the Purchaser in its sole discretion.

(a)	Vendor's Covenants. The Vendor shall have executed, delivered and performed, in all material respects, all covenants, agreements and documents on its part to be performed hereunder.

(b)	Vendor's Representations and Warranties. The representations and warranties of the Vendor set forth herein shall be true and correct as of the Closing Time as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or, with respect to all representations and warranties, except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result, or would not reasonably be expected to result, in a Material Effect in respect of the Corporation Group, taken as a whole, or would not, or would not reasonably be expected to, materially impede the ability of the parties to complete the transactions contemplated hereby, and the Vendor shall have provided to Purchaser a certificate of a senior officer certifying (without personal liability) such facts at the Closing Time.

(c)	Share Certificates. The Vendor shall have delivered certificates representing the entirety of the Purchased Shares, accompanied by stock transfer powers duly executed in blank or duly executed instruments of transfer (collectively, the "Share Certificates").

(d)	Debt Assignment. The Vendor shall have delivered an executed copy of the Purchased Debt Assignment Agreement.

(e)	Minute Books, etc. The Vendor shall have delivered all original, minute books and corporate seals of the Corporation and the Subsidiaries (collectively, the "Minute Books").

(f)	Resignations and Releases. The Vendor shall have delivered or caused to have been delivered to the Purchaser duly executed resignations and releases from each director and officer of the Corporation and its Subsidiaries (collectively, the "Resignations").

(g)	Corporate Proceedings. All necessary steps and proceedings of the Corporation and the Vendor, as approved by the Purchaser's Counsel, shall have been taken to permit the Purchased Shares to be duly and regularly transferred to the Purchaser. All such Purchased Shares shall be transferred to the Purchaser free and clear of any Liens whatsoever, other than Permitted Liens.

(h)	No Encumbrances. At the Time of Closing, the Purchased Shares and the Corporation Assets shall be free and clear of any Liens whatsoever, other than the Permitted Liens; provided that, the Vendor may deliver separate no-interest letter agreements, in form satisfactory to the Purchaser, acting reasonably, duly executed by each applicable secured party or registrant, whereby each such secured party or registrant agrees, upon the satisfaction of terms satisfactory to the Purchaser, acting reasonably, to release and discharge the Purchased Shares and the Corporation Assets from any and all security interests held by such secured party or registrant, other than the Permitted Liens.

(i)	Closing Documents. The Vendor and the Corporation shall have executed and delivered the documents set out in Subsection 7.2(a).

(j)	No Actions. No act, action, suit, proceeding, objection or opposition shall have been Threatened or taken before or by any Authorized Authority or by any elected or appointed public official or private person in Canada, Argentina or elsewhere, whether or not having the force of law, and no law, regulation, policy, judgment, decision, order, ruling or directive (whether or not having the force of law) shall have been proposed, enacted, promulgated, amended or applied, which in either case has had or, if the transactions contemplated hereby were consummated, would result in a Material Effect on Corporation Group, taken as a whole, or would materially impede the ability of the Parties to complete the transactions contemplated hereby, excluding any act, action, suit, proceeding, objection or opposition taken in relation to the ROFRs.

(k)	No Material Effect. Between the date hereof and the Closing Time, there shall not have occurred any Material Effect with respect to the Corporation Group, taken as a whole.

6.3	Vendor's Conditions

The Vendor shall not be obligated to complete the transactions contemplated by this Agreements unless, at or before the Time of Closing, each of the conditions listed below in this Section 6.3 has been satisfied, it being understood that the said conditions are included for the exclusive benefit of the Vendor.

(a)	Purchase Price. The Purchaser shall deliver the Purchase Price to the Vendor pursuant to Section 2.3.

(b)	Purchaser's Covenants. The Purchaser shall have executed, delivered and performed, in all material respects, all covenants, agreements and documents on its part to be performed hereunder.

(c)	Purchaser's Representations and Warranties. The representations and warranties of the Purchaser set forth herein shall be true and correct as of the Closing Time as if made on and as of such date (except to the extent such representations and warranties speak as of an earlier date or, with respect to all representations and warranties, except as affected by transactions contemplated or permitted by this Agreement), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, would not result, or would not reasonably be expected to result, in a Material Effect in respect of the Purchaser or would not, or would not reasonably be expected to, materially impede the ability of the parties to complete the transactions contemplated hereby, and the Purchaser shall have provided to the Vendor a certificate of a senior officer certifying (without personal liability) such facts at the Closing Time.

(d)	Debt Assignment. The Purchaser shall have delivered an executed copy of the Purchased Debt Assignment Agreement.

(e)	Releases. The Corporation and its Subsidiaries, as applicable, have delivered or caused to be delivered to the Vendor duly executed releases in respect of each director and officer of the Corporation and its Subsidiaries.

(f)	Closing Documents. The Purchaser shall have executed and delivered the documents set out in Subsection 7.2(b).

(g)	No Actions. At the Time of Closing: (i) no Legal Proceedings shall be pending or Threatened to restrain, set aside or invalidate the transactions contemplated by, or to obtain damages in respect of, this Agreement or the ownership by the Corporation or its Subsidiaries of the Corporation Assets or operation of the Business; and (ii) no Legal Proceedings shall be pending or Threatened by any Person to enjoin, restrict or prohibit the transactions contemplated by this Agreement.

(h)	No Material Effect. Between the date hereof and the Closing Time, there shall not have occurred any Material Effect with respect to the Purchaser.

6.4	Satisfaction of Conditions

The Parties covenant and agree to use all reasonable commercial efforts until the earlier of the Closing Date and the Outside Date to take, or refrain from taking any actions, with the intent that the conditions precedent, as set forth in this Article 6, shall be satisfied and all covenants and agreements herein made by them shall have been performed.

Article 7
Closing

7.1	Place and Time of Closing

The Closing shall occur at the offices of the Vendor's Counsel in Calgary, Alberta, at the Time of Closing on the Closing Date, simultaneously with the closing of the transactions contemplated by the GTA Agreement, in accordance with the sequence set out in Section 7.2.

7.2	Closing Sequence

(a)	At or prior to Closing, the Vendor shall deliver the following documents to the Vendor's Counsel or, in the case of any documents located in Argentina, to the Vendor's Argentine Counsel, in each case in escrow, with written instructions that same be released to or at the direction of the Purchaser concurrently with the release of the items specified in Subsection 7.2(b) upon receipt of the confirmation specified by Subsection 7.2(c) and the Purchase Price:

(i)	the Share Certificates;

(ii)	the Purchased Debt Assignment Agreement;

(iii)	the Minute Books;

(iv)	the Resignations;

(v)	the Back-to-Back Guarantee;

(vi)	the Parent Guarantee;

(vii)	the officer's certificate contemplated by Subsection 6.2(b);

(viii)	a copy of the resolutions of the board of directors of the Corporation, authorizing the transfer of the Shares pursuant to the terms of this Agreement, certified by an officer of the Corporation as true and correct, as of the Closing Date; and

(ix)	a copy of the resolutions of the board of directors of the Vendor and of the resolutions of the sole shareholder of the Vendor, authorizing the execution of this Agreement and the performance by the Vendor of its obligations hereunder, certified by an officer of the Vendor as true and correct, as of the Closing Date.

(b)	At or prior to Closing, the Purchaser shall deliver the following documents to the Vendor's counsel, in escrow, with written instructions that same be released to or at the direction of the Vendor concurrently with the release of the items specified in Subsection 7.2(a) upon receipt by the Vendor of the confirmation specified by Subsection 7.2(c) and the Purchase Price:

(i)	a copy of the resolutions of the board of directors of the Purchaser, authorizing the execution of this Agreement and the performance by the Purchaser of its obligations hereunder, certified by an officer of the Purchaser as true and correct, as of the Closing Date;

(ii)	the Purchased Debt Assignment Agreement; and

(iii)	the officer's certificate contemplated by Subsection 6.3(c).

(c)	The Vendor's Argentine Counsel shall provide confirmation to the Vendor that all of the closing documents contemplated by this Agreement and the GTA Agreement have been delivered to the Vendor's Argentine Counsel in accordance with the provisions of Section 7.2 of this Agreement and Section 7.2 of the GTA Agreement.

(d)	All documents and items delivered at Closing pursuant to Subsections 7.2(a) and (b) shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place in accordance with this Subsection 7.2(d). Simultaneously with receipt, in immediately available electronic funds, in the Vendor’s Bank Account, of the Purchase Price and the confirmation of the Vendor's Argentine Counsel provided for in Subsection 7.2(c), the documents and items delivered at Closing pursuant to Subsections 7.2(a) and (b) shall be released from escrow and delivered to the Purchaser or the Vendor, as applicable and the transfer of the Purchased Shares shall occur immediately following the transfer of the Purchased Debt. For clarity, the Parties acknowledge that the effect of this Subsection 7.2(d) is that all documents and payments to be delivered and other actions to be taken upon Closing and the closing of the transactions contemplated by the GTA Agreement shall be deemed to have occurred simultaneously, save that the transfer of the Purchased Debt shall occur immediately prior to the transfer of the Purchased Shares, and none of such deliveries or actions shall be deemed effective unless and until all the conditions set forth in Article 6 have been satisfied or waived and all such deliveries and actions shall have been taken place.

Article 8
CONFIDENTIALITY

8.1	Confidentiality

(a)	All documents and information received by the Vendor from the Purchaser or vice versa, and their respective counsel and agents (including this Agreement), shall be treated by the Vendor and the Purchaser, as the case may be, as confidential information and will not be used by the recipient or disclosed to others by the recipient, except to their respective counsel, auditors and bankers. Neither Party shall disclose the terms of this Agreement to any other Person (other than such Party's affiliates, directors, officers, consultants, employees, lenders, counsel, accountants or any other advisors on a need-to-know basis who have agreed in writing or who by the nature or their terms of their retainer, engagement or employment are under a duty to keep such terms confidential and to use the information only for the need-to-know basis upon which the information was provided, and for whom such Party shall be liable as a result of any breach of such obligation of confidentiality), except in order to comply with any Applicable Law; provided that, subject to the provisions of Subsection 8.1(b), each Party shall notify the other Parties of any proceeding under Applicable Law of which it is aware which may result in disclosure and the other Parties may, at their own expense, seek to obtain any protective order to prevent or limit such disclosure. The Parties shall be entitled to all remedies available at law or in equity to enforce, or seek relief in connection with, this confidentiality obligation; provided further that, all monetary damages shall be limited to actual direct damages. The provisions of this Section 8.1 shall survive the Closing Date for a period of two years.

(b)	No public announcement, press release or other statement (an "Announcement") regarding the terms or existence of this Agreement shall be made by a Party without prior written consent of the other Party, which consent shall not be unreasonably withheld or denied. Any request for such consent shall include the draft of the Announcement that the Party proposes to release and the other Party shall respond definitively to the request (i.e. consent is given or denied) within three (3) Business Days after notice of the request is given and, if consent is denied with respect to all or a portion of the proposed release, the reasons for such denial shall be included in the response. If no response is received within the said three (3) Business Day period, the requesting Party shall be entitled to make the proposed Announcement. Notwithstanding the foregoing:

(i)	both Parties shall be entitled to issue an Announcement which may identify the gross and net (to the Corporation Group) of the area of the Corporation Assets, the Corporation Assets and the country and basin in which the Corporation Assets are located or pertain to, the Parties and their respective ultimate parent entities, and whether the transaction contemplated by this Agreement is subject to any Regulatory Approvals and the estimated length of time before such approvals are received; and

(ii)	notwithstanding any failure to request or obtain such written consent, no Party shall be prohibited from issuing or making any such Announcement to the extent it is required to do so in order to comply with an order or direction of an Authorized Authority or to comply with Applicable Laws; however, any such required Announcement shall include only that portion of information which the disclosing Party is advised by counsel (including in-house counsel) is legally required. Upon request, such opinion, in written form, shall be delivered to the other Party.

Article 9
LIABILITY AND INDEMNIFICATION

9.1	Survival of Representations and Warranties; Covenants

Subject to the provisions of this Article 9, the representations and warranties of the Vendor contained in Article 4 and those of the Purchaser contained in Article 5 shall survive the Closing but shall terminate and be of no further force or effect on the first anniversary of the Closing Date, and no claims shall be made by any indemnified party under this Article 9 thereafter. Notwithstanding the foregoing, (a) any such representation or warranty as to which a claim relating thereto is asserted in writing (which states with specificity the basis therefor) during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending resolution of such claim, and (b) the representations and warranties of the Vendor set forth in Sections 4.32 and 4.33 shall survive until the third anniversary of the Closing Date.

9.2	Vendor's Agreement to Indemnify

Subject to the occurrence of the Closing, from and after the Effective Date, and subject to Section 9.1, the Vendor shall indemnify the Purchaser, its affiliates and its Representatives against and hold them harmless from any Losses actually incurred by the Purchaser to the extent arising from:

(a)	the failure of any representation or warranty made by the Vendor in this Agreement to be true and correct as of the Execution Date;

(b)	any breach of any covenant of the Vendor contained in this Agreement requiring performance after the Closing Date;

(c)	any fees, expenses or other payments incurred or owed by the Vendor to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Agreement, if any; and

(d)	the liabilities or contingencies reserved for on the Corporation Financial Statements that have not been included as liabilities in the calculation of the Effective Date Working Capital, up to the amount of each such reserve.

9.3	Purchaser's Agreement To Indemnify

Subject to the occurrence of the Closing, from and after the Effective Date, and subject to Section 9.1, the Purchaser shall indemnify the Vendor, its affiliates and its Representatives against and hold then harmless from, any Losses suffered or incurred to the extent arising from:

(a)	the failure of any representation or warranty made by the Purchaser in this Agreement to be true and correct on and as of the Execution Date;

(b)	any breach of any agreement of the Purchaser or the Corporation contained in this Agreement requiring performance after the Closing Date;

(c)	any fees, expenses or other payments incurred or owed by the Purchaser to any brokers, financial advisors or comparable persons retained or employed by it in connection with the transactions contemplated by this Agreement;

(d)	any Decommissioning Liabilities and any Environmental Liabilities of whatsoever nature and howsoever arising before or after the Effective Date;

(e)	any guarantee or obligation to assure performance given or made by the Vendor or any of its affiliates with respect to any obligation of the Corporation Group;

(f)	all obligations and Liabilities of the Corporation Group of whatever kind and nature, whether arising before, on or after the Effective Date; and

(g)	all Losses suffered or incurred in connection with the Equity Financing or the Argentine Filing, or any assistance or activities provided in connection therewith.

9.4	Indemnification Procedures

(a)	Notice of Claim. Promptly after receipt by the indemnified party under Section 9.2 or Section 9.3, as the case may be, of notice of the commencement of any claim or proceeding made by any third party against an indemnified party (a "Proceeding") or after the indemnified party becoming aware of a Loss not involving a third party claim, in either case with respect to which it believes it is entitled to be indemnified under this Agreement, the indemnified party shall, if a claim in respect thereto is to be made against the indemnifying party under this Article 9, notify the indemnifying party in writing (and in reasonable detail) of the commencement of the Proceeding or the Loss; provided, however, that the omission to notify the indemnifying party shall not relieve it from any Liability that it may have to the indemnified party to the extent that the indemnifying party is not prejudiced by such omission (except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice). Thereafter, the indemnified party shall deliver to the indemnifying party, promptly following the indemnified party’s receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party.

(b)	Procedure. If a Proceeding shall be brought against an indemnified party and it shall notify the indemnifying party thereof in accordance with subsection (a) of this Section 9.4, the indemnifying party shall be entitled to participate in the defence thereof, and if it so chooses, to assume the legal defence thereof with counsel selected by the indemnifying party. The indemnified party shall have the right to employ separate counsel (not reasonably objected to by the indemnifying party) in any such action and participate in the defence thereof, but the indemnifying party shall control such defence and the fees and expenses of such counsel shall be at the expense of the indemnified party unless (i) the employment of such separate counsel shall have been specifically authorized in writing by the indemnifying party or (ii) the indemnifying party shall have failed to assume the defence of such action after notice from the indemnified party. If the indemnifying party chooses to defend a Proceeding, the indemnified party shall cooperate in the defence thereof. Such cooperation shall include the retention and (upon the indemnifying party’s request) the provision to the indemnifying party of records and information that are reasonably relevant to such Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder. Whether or not the indemnifying party assumes the defence of a Proceeding, the indemnified party shall not admit any Liability with respect to, or settle, compromise or discharge, such Proceeding without the indemnifying party’s prior written consent (which consent shall not be unreasonably withheld). The indemnifying party shall be authorised to consent to a settlement of, or the entry of any judgment arising from, any Proceeding, without the consent of the indemnified party; provided that the indemnifying party shall (i) pay or cause to be paid all amounts arising out of such settlement or a final judicial or arbitral determination (not subject to further appeal) concurrently with the effectiveness of such settlement; (ii) not encumber any of the material assets of an indemnified party or agree to any restriction or condition that would apply to or materially adversely affect any indemnified party or the conduct of any indemnified party’s business; (iii) obtain, as a condition of any settlement or other resolution, a complete release of any indemnified party potentially affected by such Proceeding; and (iv) ensure that such settlement does not include the admission of wrongdoing or conduct.

(c)	Other Claims. In the event any indemnifying party receives a notice of a claim for indemnity from an indemnified party pursuant to subsection (a) of this Section 9.4 that does not involve a third party claim, the indemnifying party shall notify the indemnified party within 30 Business Days following its receipt of such notice if the indemnifying party disputes its liability to the indemnified party under this Article 9. If (i) the indemnifying party does not so notify the indemnified party or (ii) the validity and amount of the Loss set forth in the claim is disputed by the indemnifying party, the Parties shall attempt in good faith to resolve their differences for a period of 60 days and, if the Parties are unable to resolve this differences within such period, the indemnified party may submit the matter to binding arbitration in such manner as the Parties may agree or, in default, pursuant to the provisions of the Arbitration Act (Alberta).

(d)	Calculation of Losses. The Parties agree that, with respect to any payment or indemnity or for the benefit of the indemnified Party under this Section 9.4, the indemnifying party’s indemnity obligations (i) shall include the payment of such amount, if any, as shall be necessary to hold the indemnified party harm1ess on an after-Tax basis from all Taxes required to be paid by such the indemnified party with respect to such payment or indemnity (including any payments made pursuant to this Section 9.4(d),) under any Applicable Law, and (ii) shall be reduced by, or the indemnified party shall reimburse the indemnifying party, as the case may be, the amount of any Tax Benefits as such benefits are actually realized by the indemnified party arising from any payment of Taxes. For purposes of this Section 9.4(d), the indemnified party and the indemnified party’s external auditors shall certify to the indemnifying party of the amount of any Tax Benefits actually realized by the indemnified party. In the event that any Tax Benefits realized by the indemnified party and reimbursed to the indemnifying party are ultimately rescinded, revoked or denied by the relevant Tax Authority, the indemnifying party shall return the full amount of any such Tax Benefits to the indemnified party as soon as practicable following written notice by the indemnified party to the indemnifying party certifying as to the decision of the relevant Tax Authority with respect to such rescission, revocation or denial of Tax Benefits.

9.5	Limitations

(a)	Threshold, De Minimis, Cap. Notwithstanding anything contained herein to the contrary, in no event shall the Purchaser be entitled to indemnity under this Agreement (i) until the aggregate of all Losses arising from all matters indemnifiable by the Vendor under this Agreement exceed, on a cumulative basis, 10% of the Purchase Price, and then only to the extent of any such excess; and (ii) for any individual items where the Loss related thereto is less than 0.5% of the Purchase Price. Notwithstanding anything contained herein to the contrary, in no event shall the Purchaser be entitled to indemnity in excess of 50% of the Purchase Price, considering the aggregate of all Losses for which the Purchaser shall have been indemnified.

(b)	Consequential Damages. No Party shall be liable to any other Party for claims for punitive, special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Applicable Law or any other legal or equitable principle, and each Party releases the other from liability for any such damages. No Party shall be entitled to rescission of this Agreement as a result of breach of any other Party’s representations, warranties, covenants or agreements, or for any other matter.

(c)	Other limitations. Notwithstanding anything to the contrary in this Agreement, no Party (the "Indemnifying Party") shall be liable to any other Party (the "Claiming Party") for any Losses pursuant to Subsection 9.2(a) or 9.3(a) to the extent:

(i)	that the Losses occur or are increased as a result of the adoption, re-interpretation, promulgation, abrogation or other imposition of any Applicable Law, including those relating to Taxes, not in force at the Execution Date;

(ii)	that the Losses would not have arisen but for a change in accounting policy or practice or Tax related policy of the Claiming Party or its Affiliate after the Closing;

(iii)	that the Losses relate to Legal Proceedings taken by the Claiming Party;

(iv)	that the Losses relate to actions taken by any other Person (other than the Indemnifying Party in breach of this Agreement) after the Execution Date;

(v)	resulting from any matter disclosed by the Vendor to the Purchaser in accordance with this Agreement or in the Data Room;

(vi)	of any reserve for the subject matter of the claim reflected on the Financial Statements;

(vii)	that the Losses result from any action required or permitted pursuant to Section 3.2; or

(viii)	that the Losses could have been avoided had the Purchaser taken reasonable steps to mitigate.

(d)	Insurance. The amount of any Loss for which indemnification is provided under this Article 9 shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies with respect to such Loss.

9.6	Sole Remedy

The Parties acknowledge and agree that, should the Closing occur, their sole and exclusive remedy with respect to any and all Losses (including any Losses from claims for breach of contract, warranty, tortiuous conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by any other Party or any failure by another Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, by such other Party prior to the Closing or any other matters relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article 9. In furtherance of the foregoing, the Parties hereby waive, from and after the Execution Date, any and all rights, claims and causes of action any indemnified party may have against an indemnifying party arising under or based upon this Agreement (other than as pursuant to the indemnification provisions set forth in this Article 9). Notwithstanding the foregoing, this Section 9.6 shall not prohibit claims of fraud in connection with the representations and warranties contained herein.

9.7	No Merger of Legal Responsibilities

The liabilities, indemnities and limitations created in this Article 9 shall be deemed to apply to, and shall not merge in, all assignments, transfers and other documents delivered by the Vendor to the Purchaser pursuant hereto, notwithstanding the terms of such assignments, transfers and other documents or Applicable Law to the contrary, and all such rules are hereby waived.

Article 10
termination

10.1	Grounds for Termination

This Agreement may be terminated on or prior to the Closing Date:

(a)	by the mutual written agreement of the Vendor and the Purchaser;

(b)	by the Purchaser upon written notice to the Vendor if:

(i)	any of the conditions set forth in Section 6.2 have not been satisfied or waived by the Purchaser on or prior to the Outside Date; or

(ii)	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Vendor under this Agreement occurs that would cause any condition in Section 6.2 not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 10.2; provided that the Purchaser is not then in breach of this Agreement so as to cause any condition in Section 6.3 not to be satisfied;

(c)	by the Vendor upon written notice to the Purchaser if:

(i)	any of the conditions set forth in Section 6.3 have not been satisfied or waived by the Vendor on or prior to the Outside Date; or

(ii)	if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchaser under this Agreement occurs that would cause any condition in Section 6.3 not to be satisfied, and such breach or failure is incapable of being cured on or prior to the Outside Date or is not cured in accordance with the terms of Section 10.2; provided that the Vendor is not then in breach of this Agreement so as to cause any condition in Section 6.2 not to be satisfied;

(d)	by either Party upon written notice to the other Party if the conditions set forth in Subsection 6.1(c) have not been satisfied on or prior to the Outside Date;

(e)	by the Purchaser upon written notice to the Vendor if the condition set forth in Subsection 6.1(a) has not been satisfied, or has become impossible to satisfy, on or prior to the Outside Date due to the Purchaser terminating the GTA Agreement pursuant to Subsection 10.1(b) thereof;

(f)	by the Vendor upon written notice to the Purchaser if the condition set forth in Subsection 6.1(a) has not been satisfied, or has become impossible to satisfy, on or prior to the Outside Date due to the Vendor terminating the GTA Agreement pursuant to Subsection 10.1(c) thereof;

(g)	by either Party upon written notice to the other Party if the condition set forth in Subsection 6.1(b) has not been satisfied on or prior to the Outside Date;

(h)	by the Vendor if the Bought Deal Letter or the Underwriting Agreement is terminated, provided that, if the Purchaser is proceeding diligently to obtain an alternate source of financing, the Vendor may not terminate this Agreement pursuant to this Subsection 10.1(h) until the earlier of 10 Business Days after the date that the Bought Deal Letter or the Underwriting Agreement is terminated and the Outside Date; or

(i)	by either Party if the Vendor enters into or implements an Acquisition Proposal;

provided that, notwithstanding anything to the contrary express or implied herein, a Party shall not be allowed to exercise any right of termination pursuant to this Section 10.1 if the event giving rise to such right is due to an Agreement Default by such Party.

10.2	Notice and Cure Provisions

(a)	Each Party shall promptly notify the other Party of the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be reasonably likely to cause any condition in Section 6.2 or Section 6.3, as applicable, not to be satisfied.

(b)	Notification provided under this Section 10.2 will not affect the representations, warranties, covenants, agreements or obligations of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement.

(c)	The Purchaser may not elect to exercise its right to terminate this Agreement pursuant to Subsection 10.1(b)(ii) and the Vendor may not elect to exercise its right to terminate this Agreement pursuant to Sections 10.1(c)(ii), unless the Party seeking to terminate the Agreement (the "Terminating Party") has delivered a written notice ("Termination Notice") to the other Party (the "Breaching Party") specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Terminating Party asserts as the basis for termination. After delivering a Termination Notice, provided the Breaching Party is proceeding diligently to cure such matter and such matter is capable of being cured prior to the Outside Date (with any intentional breach being deemed to be incurable), the Terminating Party may not exercise such termination right until the earlier of (a) the Outside Date, and (b) if such matter has not been cured by the date that is seven (7) Business Days following receipt of such Termination Notice by the Breaching Party, such date.

10.3	Effect of Termination

(a)	If this Agreement is terminated by the Vendor or by the Purchaser as permitted under Section 10.1, except as contemplated by Section 2.4 or Subsection 10.3(b), such termination shall be without liability of any Party to the other Parties, or to any of their shareholders or Representatives.

(b)	In the event that this Agreement is terminated by either Party pursuant to Subsection 10.1(i) or by the Purchaser pursuant to Subsection 10.1(b) due to an intentional breach of any representation or warranty or intentional failure to perform any covenant or agreement on the part of the Vendor under this Agreement, then, in addition to the return of the Deposit in accordance with Section 2.4, the Vendor shall pay to the Purchaser an amount equal to five percent (5%) of the Purchase Price in immediately available funds to an account designated by the Purchaser within three (3) Business Days after such termination, as liquidated damages and not as a penalty (the "Purchasers Termination Fee").

Article 11
NOTICES

11.1	Delivery of Notices

Notwithstanding anything to the contrary contained herein, all notices or other deliveries required or permitted hereunder shall be in writing. Any notice or other delivery to be given hereunder shall be deemed to be properly provided if delivered in any of the following modes:

(a)	personally, by delivering the notice to the Party on which it is to be served at that Party's address for notices as set forth in Section 11.2. Personally delivered notices shall be deemed to be received by the addressee when actually delivered as aforesaid; provided that, such delivery shall be during normal business hours on any Business Day. If a notice is not delivered on a Business Day or is delivered after the addressee's normal business hours, such notice shall be deemed to have been received by such Party at the commencement of the addressee's first Business Day next following the time of the delivery; or;

(b)	by facsimile (or by any other like method by which a written message may be sent) directed to the Party on which it is to be delivered at that Party's facsimile number as set forth in Section 11.2. A notice so served shall be deemed to be received by the addressee when transmitted by the Party delivering the notice (provided such Party obtains confirmation from its facsimile of successful transmission), if transmitted during the addressee's normal business hours on any Business Day, or at the commencement of the next ensuing Business Day following transmission if such notice is not transmitted on a Business Day or is transmitted after the Party's normal business hours.

11.2	Notices

The address and facsimile number for delivery of notices, documents, cheques or other instruments hereunder of each of the Parties shall be as follows:

(a)	if to the Purchaser at:

Madalena Energy Inc.

Suite 200, 707 – 7th Avenue S.W.

Calgary, Alberta T2P 3H6

Attention:            President and CEO

Facsimile:            (403) 262-1905

with a copy to (which shall not constitute notice):

Burnet, Duckworth & Palmer LLP

Suite 2400, 525 – 8th Avenue S.W.

Calgary, Alberta T2P 1G1

Attention:            P.L. (Lonny) Tetley

Facsimile:            (403) 260-0332

(b)	if to the Vendor at:

Gran Tierra Petroco Inc.

#300, 625 - 11th Avenue S.W.

Calgary, Alberta T2R 0E1

Attention:            General Counsel

Facsimile: (403) 265-3292

with a copy to (which shall not constitute notice):

Blake, Cassels & Graydon LLP

Barristers and Solicitors

#3500, 855 – 2nd Street S.W.

Calgary, Alberta T2P 4J8

Attention:            Scott W. N. Clarke

Facsimile:            (403) 260-9700

A Party may change its address and/or facsimile number and/or email for delivery by notice to the other Parties in the manner set forth herein, and such changed address for notices thereafter shall be effective for all purposes of this Agreement.

Article 12
PRIVACY MATTERS

12.1	Disclosed Personal Information

The Parties acknowledge that they are responsible for compliance at all times with Applicable Privacy Laws which govern the collection, use and disclosure of Personal Information acquired by or disclosed to any Party pursuant to or in connection with this Agreement (the "Disclosed Personal Information").

12.2	No Unrelated Use

No Party shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the transactions contemplated hereby.

12.3	Necessary Disclosure

Each Party acknowledges and confirms that the disclosure of Personal Information is necessary for the purposes of determining if the Parties shall proceed with the transactions contemplated hereby, and that the disclosure of Personal Information relates solely to the carrying on of the business and the completion of the transactions contemplated hereby.

12.4	Applicable Measures

Each Party acknowledges and confirms that it has and shall continue to employ appropriate technology and procedures in accordance with Applicable Law to prevent accidental loss or corruption of the Disclosed Personal Information, unauthorized input or access to the Disclosed Personal Information, or unauthorized or unlawful collection, storage, disclosure, recording, copying, alteration, removal, deletion, use or other processing of such Disclosed Personal Information.

12.5	Duty to Keep Confidential

Each Party shall at all times keep strictly confidential all Disclosed Personal Information provided to it, and shall instruct those employees or advisors responsible for processing such Disclosed Personal Information to protect the confidentiality of such information in a manner consistent with the Parties' obligations hereunder. Each Party shall ensure that access to the Disclosed Personal Information shall be restricted to those employees or advisors of the respective Party who have a bona fide need to access such information in order to complete the transactions contemplated hereby.

12.6	Duty to Notify

Each Party shall promptly notify the other Parties of all inquiries, complaints, requests for access, and claims of which the Party is made aware in connection with the Disclosed Personal Information. The Parties shall fully co-operate with one another, with the persons to whom the Personal Information relates, and any Authorized Authority charged with enforcement of Applicable Privacy Laws, in responding to such inquiries, complaints, requests for access, and claims.

12.7	Duty to Return or Destroy

Upon the expiry or termination of this Agreement, or otherwise upon the reasonable request of any Party hereto, the other Parties shall forthwith cease all use of the Personal Information acquired by such other Parties in connection with this Agreement and will return to the requesting Party or, at the requesting Party's request, destroy in a secure manner, the Disclosed Personal Information (and any copies).

Article 13
GENERAL

13.1	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the laws in effect in the Province of Alberta and the federal laws of Canada applicable therein. Each Party accedes and submits to the jurisdiction of the courts of the Province of Alberta and all courts of appeal therefrom.

13.2	Commissions, etc.

(a)	The Vendor agrees to indemnify and save harmless the Purchaser from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who has acted for the Vendor in connection with the sale of the Purchased Shares, the Purchased Debt or the indirect sale of the Corporation Assets.

(b)	The Purchaser agrees to indemnify and save harmless the Vendor from and against any claims whatsoever for any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who has acted for the Purchaser in connection with the purchase and sale of the Purchased Shares, the Purchased Debt or the indirect purchase and sale of the Corporation Assets.

13.3	Counterparts

This Agreement and any document or instrument to be executed and delivered by the Parties hereunder or in connection herewith may be executed and delivered in separate counterparts and delivered by any Party to the other Parties by facsimile or portable document format, each of which when so executed and delivered shall be deemed an original and all such counterparts shall together constitute one and the same agreement. If this Agreement or any such document or instrument is delivered by facsimile or portable document format, the Party so delivering this Agreement or such document or instrument shall within a reasonable time after such delivery deliver an originally executed copy to the other Parties.

13.4	Successors and Assigns

This Agreement will be binding upon and will enure to the benefit of the Parties and their respective successors and permitted assigns.

13.5	Supersedes Earlier Agreements

Other than with respect to the confidentiality agreements between the Parties dated May 7, 2014 and, February 28, 2014, this Agreement constitutes the whole and entire agreement among the Parties in connection with the transactions contemplated herein and cancels and supersedes any prior agreements, undertakings, declarations, commitments, representations, written or oral, in respect thereof and there are no express or implied terms, conditions, agreements, undertakings, declarations, commitments, representations or warranties or other duties (legal, equitable, fiduciary, in tort or under general principles of civil law) whatsoever among the Parties not expressly provided for in this Agreement.

13.6	Waiver

No waiver by any Party of any breach (whether actual or anticipated) of any of the terms, conditions, representations or warranties contained herein shall take effect or be binding upon that Party unless the waiver is expressed in writing under the authority of that Party. Any waiver so given shall extend only to the particular breach so waived and shall not limit or affect any rights with respect to any other or future breach.

13.7	Time of the Essence

Time shall be of the essence in this Agreement.

13.8	No Merger

The representations, warranties, liabilities and indemnities created in this Agreement shall be deemed to apply to all assignments, conveyances, transfers and other documents conveying any of the Purchased Shares from the Vendor to the Purchaser. There shall not be any merger of any of such representations, warranties, liabilities or indemnities in such assignments, transfers or other documents.

13.9	Invalidity of Provisions

If any of the provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the other provisions shall not in any way be effected or impaired thereby.

13.10	Amendments

Subject to Section 11.2, this Agreement may be amended only by written instrument executed by the Vendor and the Purchaser.

13.11	Expenses

Except as specifically provided herein, each Party will bear the fees and disbursements of their respective lawyers and personal advisors (including tax advisors and accountants) engaged in connection with the preparation of this Agreement and any and all agreements, instruments, documents or other writings to be executed and delivered pursuant hereto and all other costs and expenses incurred in connection herewith.

13.12	Further Assurances

The Vendor will from time to time, on and after the date hereof, at the request and expense of the Purchaser, execute and deliver all such other additional instruments, notices, releases, acquittances and other documents and shall do all such other acts and things as may be reasonably necessary to carry out the terms and conditions of this Agreement in accordance with their true intent.

13.13	Survival

Notwithstanding anything else contained herein, and without limiting any of the provisions hereof, the obligations of the Parties specified in Section 2.4, Article 8, Article 9, Article 11, Article 12, Section 13.1, Section 13.2, Section 13.4, Section 13.8, Section 13.11, Section 13.12 and this Section 13.13 shall survive Closing and continue to bind the Parties in accordance with their terms.

The exhibits to this agreement have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of the omitted exhibits will be furnished to the Securities and Exchange Commission upon request.

Omitted Exhibits:

Exhibit A:	BACK-TO-BACK GUARANTEE

Exhibit B:	PARENT GUARANTEE

Exhibit C:	PURCHASED DEBT ASSIGNMENT AGREEMENT

Exhibit D:	DEPOSIT ESCROW AGREEMENT